UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.        )
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IHEARTMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE TO OUR STOCKHOLDERS

April , 2024

Dear Fellow Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of iHeartMedia, Inc. (the “Company”) to be held on Wednesday, June 5, 2024, at 10:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders that will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2024. Utilizing the latest technology and a virtual meeting format will allow stockholders to participate from any location and we expect will enable increased attendance, improved communications and cost savings for our stockholders and the Company compared to an in person meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on June 4, 2024 and enter your 16-digit control number.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card.

We appreciate your interest in and support of iHeartMedia and look forward to your participation at the Annual Meeting.

Sincerely,

Robert W. Pittman
Chairman and Chief Executive Officer

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED APRIL 15, 2024

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2024
Dear Fellow Stockholder:
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 5, 2024, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2024 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. The Annual Meeting will be held for the following purposes:

Proposals
1	The election of the eight director nominees named in our proxy statement, each for a one-year term ending at the 2025 Annual Meeting of Stockholders
2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024
3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers
4	The approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware
While all of the Company’s stockholders are invited to attend the virtual Annual Meeting, only holders of record of our outstanding shares of Class A common stock and Class B common stock at the close of business on April 12, 2024, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock are only entitled to vote on Proposal 4 at the Annual Meeting and the holders of our Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock and Class B Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. We encourage stockholders to submit their proxy by mail or via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the virtual Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2024 Annual Meeting of Stockholders.”
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, General Counsel
and Secretary
April , 2024

Forward-Looking Statements
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about capital and operating expense reduction initiatives, future financial results, and our business plans, strategies and initiatives, including our environmental, social and governance ("ESG") initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks related to weak or uncertain global economic conditions and our dependence on advertising revenues; competition, including increased competition from alternative media platforms and technologies; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological and industry changes and innovations; shifts in population and other demographics; risks related to our use of artificial intelligence; impact of acquisitions, dispositions and/or other strategic transactions; risks related to our indebtedness; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection and breaches of information security measures; risks related to scrutiny of environmental, social and governance matters; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Certain statements contained in this proxy statement, particularly pertaining to our ESG performance, goals, and initiatives, are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. Additionally, our discussion of certain environmental, social and governance ("ESG") assessments, goals and related issues in this or other disclosures, including on our corporate website, includes information that is not necessarily material for SEC reporting purposes but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions or third-party information, and stakeholder expectations that are still evolving and subject to change. For example, greenhouse gas monitoring and accounting methodologies continue to evolve, and our reporting on such information may evolve over time as well. Moreover, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

iHeartMedia, Inc.
20880 Stone Oak Parkway
San Antonio, TX 78258
EXECUTIVE SUMMARY
2024 Annual Meeting Information

Date and Time: Wednesday, June 5, 2024 10:00 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2024	Record Date: April 12, 2024	Proxy Mail Date: On or about April , 2024
How to Vote

By Internet: Visit the website listed on your Internet Notice or proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, June 5, 2024 (the “Annual Meeting”), at 10:00 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2024 and entering your 16-digit control number included on your proxy card. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 p.m. Eastern Time on June 4, 2024 and enter your 16-digit control number.
Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) and our Class B common stock (our "Class B stockholders") at the close of business on April 12, 2024 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on the Record Date, there were 123,416,668 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. Each share of our Class B common stock entitles its holder to one vote per share on Proposal 4 only. Class B stockholders are not otherwise entitled to vote at the Annual Meeting. The holders of certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. We refer to our Class A common stock and our Class B common stock together as our “common stock”.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) will be sent on or about April , 2024 to holders of our common stock (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2023 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2024 Annual Meeting of Stockholders” beginning on page 70.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders To Be Held on June 5, 2024:
THIS PROXY STATEMENT AND OUR 2023 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2025 Annual Meeting of Stockholders	7	Plurality of votes cast (only Class A common stock eligible to vote)	FOR each director nominee
Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024	26	Majority of votes cast (only Class A common stock eligible to vote)	FOR
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	28	Majority of votes cast (only Class A common stock eligible to vote)	FOR
Proposal No. 4: To approve an amendment to our Fifth Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL")	29	1) Majority of all outstanding shares of Class A common stock 2) Majority of all outstanding shares of Class A common stock and Class B common stock, voting together as a single class	FOR

Director Nominees and Continuing Directors

			Committee Memberships
Director	Director Since	Independent	A	C	N&CG
Director Nominees
Robert W. Pittman (Chairman and CEO)	2011
James A. Rasulo (Lead Independent Director)	2019	✓	✓	Chair	✓
Richard J. Bressler	2008
Samuel E. Englebardt	2022	✓	✓	✓
Brad Gerstner	2019	✓	Chair
Cheryl Mills	2020	✓		✓	Chair
Graciela Monteagudo	2021	✓	✓
Kamakshi Sivaramakrishnan	2019	✓		✓	✓

A = Audit Committee
C = Compensation Committee
N&CG = Nominating and Corporate Governance Committee

Fiscal 2023 Overview
The Company took many important steps throughout the 2023 fiscal year. We continued to significantly advance the transformation of iHeart into a true multiplatform audio company, driven by innovation and supported by data and technology, while also continuing our critical mission of providing vital support and connection to the communities we serve.

#1 Audio media company in the United States based on consumer reach	5x the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton	over 330M social media fans & followers as measured by ListenFirst
#1 Podcast publisher in the United States as measured by Podtrac	$3,751M in revenues for 2023	2X reach of the largest TV Network and 4X reach of the largest ad- enabled streaming audio player
Most #1 ranked station groups across top 160 markets and largest 50 markets	14% Increase in podcast revenues in 2023	iHeart has the only total audio media ecosystem for all forms of audio

2023 Business Performance & Highlights
Although the advertising marketplace ended up being more uncertain than we originally anticipated, we continued to innovate and find new ways to engage with our consumers and advertising partners; we remained committed to evolving our business; and we maintained our focus on cost efficiencies and disciplined capital management.

●    Consolidated revenue decreased 4% to $3.8 billion, from $3.9 billion in the prior year.
●    Digital Audio Group revenue increased 5% as compared to the prior year, including a 14% increase in Podcast Revenue.
●    Multiplatform Group revenue decreased 6% as compared to the prior year.
●    Consolidated operating loss was $797 million compared to operating income of $57 million in the prior year.
●    Consolidated net loss was $1.1 billion compared to a net loss of $263 million in the prior year.
●    Consolidated Adjusted EBITDA1 decreased 27% to $697 million, from $950 million in the prior year.
●    Cash flows from operating activities decreased 49% to $213 million, from $420 million in the prior year.
●    Adjusted Free Cash Flow1 decreased 59% to $118 million, from $291 million in the prior year.
●    Cash balance and total available liquidity2 of $346 million and $772 million, respectively, as of December 31, 2023.
●    Continued deleveraging, with voluntary debt repurchases of $147 million in cash, reducing the principal balance of our highest-interest debt balance by $204 million.

2023 Operational Highlights
The Company continued to execute on its transformation into a true multiplatform audio company with an industry leading position in content and distribution across broadcast radio, streaming digital radio and podcasts and a best-in-class total audio advertising technology and data solution for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting. The Company made important progress on its strategic goals, including as follows:

•iHeartMedia is the number one audio media company in the United States based on the consumer reach of its broadcast assets alone.
1 See "Supplemental Disclosure Regarding Non-GAAP Financial Information" in Annex A.
2 Total available liquidity is defined as cash and cash equivalents of $346 million plus available borrowings under our ABL Facility of $426 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

•According to Nielsen, for the 18-49 demographic, iHeart is ranked #1 in 26 of Nielsen’s Top 50 metros, and #1 in 70 of the top 160 metros—that’s more #1 markets than the next two largest radio companies combined.
•Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with five times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.
•We are the number one podcast publisher in the United States, according to Podtrac, and have the most shows featured in the Top 10 and across 19 categories.
•We are the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting.
•Our personalities, stations and brands have a social footprint that includes over 330 million fans and followers, as measured by ListenFirst, which is thirteen times the size of the next largest commercial broadcast audio media company. This social footprint was at the heart of delivering 51 billion social media impressions for our 2023 iHeartRadio Music Festival.
•We held seven nationally recognized tentpole events with some of the biggest names in music, as well as our thousands of local events, all of which provide significant opportunities for consumer promotion, advertising and social amplification.
•iHeartLand, our state of the art, always-on entertainment space for music, live events and gaming in the metaverse, saw over 1 million plays during a recent performance by Ed Sheeran.
•We launched the Outspoken Podcast Network designed to elevate the impactful culture of the LGBTQ+ community.
•We continued to strengthen our social responsibility and human capital commitment by implementing and planning a number of new initiatives. (See Corporate Social Responsibility and Human Capital for additional detail).
•We continued to modernize the Company, utilizing new technologies, including AI, to make our operations more efficient resulting in structural expense savings of over $90 million.

Corporate Governance Highlights
iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

All of our current non-employee directors (6 of 8 directors) are independent
Strong lead independent director with substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board
Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)
100% independent Board committees
Active Board and committee oversight of the Company’s strategy and risk management
Committed to regular Board refreshment, with one new director added and one director departed in 2022

Board Effectiveness

Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

Annual assessment of director skills and commitment to Board diversity to ensure Board meets the Company’s evolving needs

Highly engaged Board with all current directors having attended over 75% of all meetings of the Board and committees on which they served in 2023

Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

Ongoing director education

Stockholder Rights	Annual director elections No supermajority voting requirement to amend bylaws or charter Directors can be removed without cause No poison pill
Good Governance Practices
Development and periodic review of succession plans for members of senior management
Code of Business Conduct + Ethics ("Code of Conduct") applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability
We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel
Stock ownership guidelines for directors and executive officers and clawback policy for recovery of erroneously awarded incentive compensation from executive officers
Responsible corporate citizenship and environmental initiatives
Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS
The current term of office of the Company’s eight directors expires at the Annual Meeting. The Board proposes that the following eight directors be elected for a term of one year and until their successors are duly elected and qualified: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan. The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The directors reflect the diversity of the Company’s stockholders, employees, listeners and communities.

Board Diversity Matrix (as of April , 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	1	0	0	0
White	0	5	0	0

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of the persons nominated by the Board.
If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan as directors. Each nominee currently serves on our Board, has consented to being named in this proxy statement and has indicated their willingness to continue to serve if elected. However, if any such director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Board of Directors
Director Biographies

Director Since: 2011 Age: 70 Committee Memberships: • None
ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from January 2012 to March 2015 and Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment firm, from April 2003 until the winding up of that entity in September 2022. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 68 Committee Memberships: • Audit Committee • Compensation Committee (CHAIR) • Nominating and Corporate Governance Committee
JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company ("Walt Disney") from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to April 2019, where he sat on the Audit Committee and the Compensation Committee. Mr. Rasulo also serves on the board of the Los Angeles Philharmonic Association. Mr. Rasulo is a graduate of Columbia University and received his M.A. and M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Director Since: 2007 Age: 66 Committee Memberships: • None
RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. ("Viacom") from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. ("Time Warner"). Prior to joining Time Inc. (which became Time Warner in 1990) in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler has been one of our directors since July 2008. Mr. Bressler also currently is a director of Gartner, Inc., a research and consulting services company, where he sits on the Audit Committee and the Mount Sinai Medical Center Foundation, a non-profit hospital. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2022 Age: 46 Committee Memberships: • Audit Committee • Compensation Committee
SAMUEL E. ENGLEBARDT

Samuel Englebardt has served as a Co-founder and Partner at Galaxy Digital, a technology-driven financial services and investment management firm, since 2018 and the Founding General Partner of Galaxy Interactive, a venture capital franchise focused on companies operating at the intersection of content, finance and technology, since 2018. From 2017 to 2018, Mr. Englebardt was Partner and Managing Director at Galaxy Investment Partners. He is a media and technology investor and content producer who has created, acquired and/or financed a broad range of traditional and digital businesses and dozens of video games, films and television shows over the past decade. Prior to Galaxy Digital, Mr. Englebardt was a Partner and Managing Director at Lambert Media Group (“LMG”) from 2007 to 2016, where he managed a portfolio of media-sector private equity investments. Before LMG, Mr. Englebardt was a Vice President and Financial Advisor at Alliance Bernstein from 2006 to 2008. Mr. Englebardt earned his J.D. from Harvard Law School and received his B.A. in philosophy and political science from the University of Colorado at Boulder. Mr. Englebardt’s deep experience with digital assets and content, including the metaverse and web3, is invaluable to the Board as it expands its digital business.

Director Since: 2019 Age: 52 Committee Memberships: • Audit Committee (CHAIR)
BRAD GERSTNER

Mr. Gerstner has served, since 2008, as the CEO of Altimeter Capital Management, LP, a leading technology investment firm that manages public and private portfolios. Mr. Gerstner also served as Chief Executive Officer, President and Chairman of the board of directors of Altimeter Growth Corp. from October 2020 to December 2021 and of Altimeter Growth Corp. 2 from January 2021 to December 2022, both of which were public special purpose acquisition companies. Prior to launching Altimeter Capital Management, LP, Mr. Gerstner was an internet entrepreneur, co-founding and selling three start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. and as a board member of private companies SilverRail Technologies, Duetto Research, HotelTonight, Samooha, Inc., Sigma Computing and Cerebras. Mr. Gerstner is also the founder of Invest America, a foundation working to pass legislation to establish a 401k-like investment account at birth. Mr. Gerstner holds a B.S. in economics and political science from Wabash College, a J.D. from Indiana University School of Law and an M.B.A. from Harvard Business School. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets brings a depth of knowledge and practical experience to the Board.

Director Since: 2020 Age: 59 Committee Memberships: • Nominating and Corporate Governance Committee (CHAIR) • Compensation Committee
CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private company that builds and operates businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2021 Age: 57 Committee Memberships: • Audit Committee
GRACIELA MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a producer and distributor of dairy-based products from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company, a global manufacturer of infant formula, from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as a director of WD 40 Company since June 2020, where she serves on its nominating/governance and finance committees, and as a director of ACCO Brands Corp since 2016, where she serves on its compensation and human capital committee and chairs its nominating, governance and sustainability committee. Ms. Monteagudo holds a National Association of Corporate Directors (NACD) Directorship Certification as well as ESG/Climate leadership certifications from Berkeley Law and Diligent. She received her B.S. in Industrial Engineering from Universidad Panamericana and her M.B.A. from Instituto Tecnológico Autónomo de México. Ms. Monteagudo brings to the Board a range of commercial and public company leadership experiences, as well as expertise in digital marketing, e-commerce, consumer goods and international operations, all of which the Board believes are important contributions to the Board.

Director Since: 2019 Age: 48 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee
KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan was the founder and Chief Executive Officer of Samooha Inc., a data collaboration company that was acquired by Snowflake in 2023. Ms. Sivaramakrishnan was previously the founder and CEO of Drawbridge Inc. ("Drawbridge"), an identity management company enabling brands and enterprises to create personalized online and offline experiences for their customers. In 2019, Drawbridge was acquired by LinkedIn, a Microsoft company, where Ms. Sivaramakrishnan led the Drawbridge integration and identity charter for LinkedIn Marketing Solutions until 2021. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has also served on the board of directors of LiveRamp Holdings, Inc., a data connectivity platform company, since November 2020. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience, expertise of data and technology and business acumen bring extensive knowledge to the Board.

CORPORATE GOVERNANCE
Governance Overview
We are committed to maintaining robust governance practices and a strong ethical culture that benefits the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:
•Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a strong lead independent director and fully independent Board committees, as defined by the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and applicable rules of the Securities and Exchange Commission ("SEC"). Executive sessions of Board and Committee meetings are regularly held without management present.
•Annual Director Elections. All of our directors are elected annually.
•Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s General Counsel.
•Committee Charters. Each Board committee operates under a written charter that has been approved by the Board and reviewed and, if necessary, amended annually.
•Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.
•Frequent and Robust Stockholder Engagement. The Company has a robust stockholder engagement program pursuant to which the Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, corporate governance, environmental, social & governance (“ESG”) practices and executive compensation program. During 2023, the Company engaged with stockholders representing approximately 68% of the Company’s outstanding common stock.
•Stock Ownership Guidelines. Our directors and senior executives are subject to stock ownership guidelines.
•Annual Say on Pay Vote. We hold an annual say-on-pay vote so that our stockholders are able to provide annual feedback on our executive compensation program.
•Clawback Policy. We have adopted a clawback policy consistent with Nasdaq Rules that requires our executive officers to repay erroneously awarded incentive-based compensation following certain corrections to our financial statements.
•No poison pill. The Company does not have a poison pill in place.
•No supermajority voting requirements. The Company’s Fifth Amended and Restated Certificate of Incorporation (the "Charter") and Fourth Amended and Restated Bylaws (the "Bylaws") do not require any supermajority voting requirements for any matters considered by stockholders.
•Succession Planning. The Board engages in periodic review of succession plans for members of senior management.
•Environmental, Social & Governance. iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our ESG strategy as a path to advancing our management of the greatest opportunities and risks to our business including, as applicable, with its relationship with our communities, planet and other stakeholders and report our progress in our ESG Report and Annual Impact Report. For more details, please see "Corporate Social Responsibility and Human Capital" in the proxy statement and our 2023 ESG Report and Annual Impact Report, which is available on our website at www.investor.iheartmedia.com.
•Ethics & Compliance. Our Code of Conduct, which applies to all iHeartMedia employees and directors, reinforces our core values and helps drive our workplace culture of compliance, ethical standards, integrity and accountability.
•Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Conduct and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.
Our Board has adopted the Governance Guidelines, Code of Conduct and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Conduct in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition
Our Board currently consists of eight (8) members: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo, and Kamakshi Sivaramakrishnan.

Director Independence
Our Board of Directors has affirmatively determined that Messrs. Rasulo, Englebardt, and Gerstner and Mses. Mills, Monteagudo, and Sivaramakrishnan are each an “independent director,” as defined under the Nasdaq Rules and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com.

Director Candidates
The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.
To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director. All of our directors were previously elected by stockholders.
In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders
Stockholders and other interested parties may contact the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.
Stockholder Engagement
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2023, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 68% of the Company’s outstanding common stock. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters. This feedback provides the Company with important insights, which management shares with the Board, and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

Self-Evaluation
Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee, as well as each committee and the full Board’s respective results. The survey materials solicit feedback on board composition, board process and function, board responsibilities and board committees. The directors use the results to identify trends and themes and discuss potential action items in order to increase the effectiveness of the Board and its committees. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year. All directors are free to make suggestions on improvement of the Board’s or the committees’ practices at any time and are encouraged to do so.

Board Leadership Structure
The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and five other highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:
•Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;
•A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company, without risking overlap or conflict of roles;
•A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
•The structure allows for efficient decision-making and focused accountability;
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
•Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong role of our Lead Independent Director and other corporate governance practices that provide independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since our Emergence, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
•having discretion to call meetings of the independent directors;
•facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
•serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
•communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;
•providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
•working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
•working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
•authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
•in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
•periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
•leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;
•if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
•participating in crisis management oversight, as appropriate under the circumstances.
The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Our risk management philosophy strives to:
•timely identify the material risks that we face;
•communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•implement appropriate and responsive risk management strategies consistent with our risk profile; and
•integrate risk management into our decision-making.
The Board has designated the Audit Committee to broadly oversee risk management in accordance with our Audit Committee charter. Under the oversight of the Audit Committee, and with the support of the compliance function and the internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee then oversees the implementation and effectiveness of strategies to address these risks. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

Our Audit Committee is also responsible for overseeing quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and cybersecurity risks. The Audit Committee receives annual reports from management on information security and privacy matters, including our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as certain incidents with lesser potential impact. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. Our Nominating and Corporate Governance Committee oversees risks related to environmental, social, sustainability and governance matters. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

The Company’s risk oversight framework and key areas of responsibility are illustrated below:

Board of Directors
Our Board of Directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Our Audit Committee is responsible for overseeing risk assessment and management, including quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and data privacy and cybersecurity risks.	Our Compensation Committee oversees the risks related to the Company's compensation practices and policies.	Our Nominating and Corporate Governance Committee oversees risks related to environmental, social and governance matters.

Management
Our Management is responsible for our day-to-day risk management activities.

Code of Conduct
Our Code of Conduct applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure required by law or Nasdaq Stock Market listing standards regarding any amendment to, or waiver from, a provision of the Code of Conduct by posting such information on our website at www.iheartmedia.com.

Governance Guidelines
We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, director responsibilities, board leadership, and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibility for the business and affairs of iHeartMedia:

1. Director Responsibilities. The basic responsibility of a director is to exercise his or her business judgment and act in what he or she reasonably believes to be in the best interests of iHeartMedia and its stockholders. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2. Executive Sessions of Non-Management Directors. The non-management directors and/or the independent directors conduct executive sessions, without management participation, as part of each regularly scheduled Board meeting, and may do so at special Board meetings.

3. Board Access to Senior Management. Directors have access to iHeartMedia’s management, employees and advisors and can initiate contact or meetings through the CEO, the Chair or Lead Independent Director, if any, or any other executive officer.

4. Board Access to Independent Advisers. The Board and each Board committee have the power to retain independent legal, financial or other advisors as they may deem necessary, at our expense.
5. Board Tenure. The Board believes that term limits on director service and a predetermined retirement age impose arbitrary restrictions on Board membership that may deprive the Board of insights and knowledge of the Company gained over time and multiple business cycles. The Board’s annual performance evaluation described above is a significant determinant for continuing service on the Board. The Board’s goal is to maintain a mix of tenures so that the Board has a balance of fresh perspectives and continuity of experience.

6. Directors who Change their Current Job Responsibilities. A director who changes the nature of the job he or she held when elected to the Board shall tender his or her resignation from the Board, subject to acceptance by the Board, by sending such resignation to the chair of the Nominating and Corporate Governance Committee. This provides an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board in light of all the circumstances and recommend to the Board whether the Board should accept such proposed resignation or request that the director continue to serve on the Board.

7. Service on Multiple Boards. Each director is expected to be available for a significant time commitment. A director who serves as a chief executive officer of a public company may not serve on the board of directors of more than two public companies (not including the Company) without prior approval of the Board. All other directors may not serve on the board of directors of more than four public companies (not including the Company) without prior approval of the Board.

8. Management Development and Succession Planning. The Compensation Committee periodically considers management development and succession planning, including short-term succession planning for certain of the Company’s most senior management positions in the event that all or a portion of such members of senior management should unexpectedly become unable to perform their duties.

Anti-Hedging Policy
Our Board has adopted an Insider Trading Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. Among its provisions, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Executive Sessions
The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.
Attendance by Members of the Board of Directors at Meetings
There were 6 meetings of the Board during the fiscal year ended December 31, 2023. During the fiscal year ended December 31, 2023, each incumbent director attended at least 75% of the meetings of the Board and committees on which such director served that occurred while such director served on the Board or such committee(s). In addition, all of our directors then in office attended our 2023 annual meeting of stockholders.
Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.

Board Committees

Committee Memberships
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard J. Bressler
Samuel E. Englebardt
Brad Gerstner	CHAIR
Cheryl Mills			CHAIR
Graciela Monteagudo
Robert W. Pittman
James A. Rasulo		CHAIR
Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair
     = Member

Audit Committee Met 4 times in 2023 Current Committee Members: Brad Gerstner (CHAIR) Samuel E. Englebardt Graciela Monteagudo James A. Rasulo

Primary Responsibilities Include:

● annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

● approve all auditing and non-audit services provided by the independent registered public accounting firm;

● annually review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

● review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

● review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

● review information technology procedures and controls, including as they relate to data privacy and cybersecurity;

● review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

● review material pending legal proceedings involving the Company and other contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Brad Gerstner, Samuel E. Englebardt and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 27 of this proxy statement.

Nominating and Corporate Governance Committee Met 3 times in 2023 Current Committee Members: Cheryl Mills (CHAIR) James A. Rasulo Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● identify individuals qualified to become members of our Board;
● periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;
● establish any qualifications, desired background, expertise and other selection criteria for members of our board of directors and any committee;
● annually review committee assignments and make recommendations to the Board;
● annually review ESG initiatives and strategy;
● periodically consider other governance matters, and as appropriate, make recommendations to the Board;
● oversee the annual self-evaluation process of the Board and its committees; and
● recommend to our Board the director nominees for the next annual meeting of stockholders.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met 5 times in 2023 Current Committee Members: James A. Rasulo (CHAIR) Samuel E. Englebardt Cheryl Mills Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;
● approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
● perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our Board of Directors or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;
● approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
● assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;s;
● administer the Company’s compensation recovery policy and stock ownership guidelines;
● review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;
● review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement or annual report on Form 10-K;
● produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and
● make recommendations to the Board regarding compensation of the non-employee members of the Board.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Report

The Report of the Compensation Committee is included on page 44 of this proxy statement.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of James A. Rasulo, Samuel E. Englebardt, Cheryl Mills and Kamakshi Sivaramakrishnan. None of Mr. Rasulo, Mr. Englebardt, Ms. Mills or Ms. Sivaramakrishnan is or has been an officer or employee of the Company.
During 2023, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

CORPORATE SOCIAL RESPONSIBILITY AND HUMAN CAPITAL
Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our diverse portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.
As the number one audio company in the United States, and the largest broadcast radio company, the most important responsibility we have is to the communities we serve. Our extensive community programs are built on the idea that through public awareness and education we can drive attention and action to bring deeper understanding of both world issues and individual community matters, all the while making the content we provide more meaningful to our listeners.
In 2023, iHeartMedia supported thousands of local and nonprofit organizations nationwide and raised hundreds of millions of dollars for critical issues, both in the U.S. and globally through:

▶Media Inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns.
▶Taking Action—on air, digitally and on-site with our employees and personalities in communities facing disasters.
▶Championing the Missions of various nonprofit groups.
▶Advocating the Issues engaging local officials and decision makers through our Local Advisory Boards, local boards in select markets that carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.
▶Supporting Locally Significant Events like walkathons, fundraising events and supply drives.

4,176,873	$251 Million	22,812	+1,500
PSAs	Donated Media Value	Hours of Public Affairs Programming	National and Local Nonprofits Supported

The Company’s local and national campaigns primarily fall into these categories:

2023 Highlights
In 2023, iHeart played a critically important role for – and in – its communities, providing support, information, resources and companionship, and helping to create positive change in the lives of children and families.

iHeartRadio Communities Spotlight Media Grant Program
“iHeartRadio Communities Spotlight Media Grant Program,” is iHeart's initiative committing free media to support organizations that are making a positive impact within communities and serving the full diversity of our country.

To date, the Company has committed

$11 Million

Worth of media to leading organizations supporting our communities and fighting against hate, racism, and racial injustices and social inequality since 2020.

Spotlight Media Grant Recipients

▶	UNCF	▶	GLAAD	▶	Operation Hope
▶	NAACP	▶	SAGE	▶	OutRight Action International
▶	Big Brothers, Big Sisters	▶	CenterLink	▶	Every Mother Counts
▶	Stop AAPI Hate	▶	National Urban League	▶	Black Music Action Coalition
▶	The National Black Coalition	▶	Shine a Light	▶	Hispanic Promise
▶	The Trevor Project	▶	The Ad Council's Stop the Virus, Stop the Bias	▶	National Association of Black Journalists (NABJ)
▶	Asian Americans Advancing Justice
▶	National Faith & Blue

Disaster Assistance and Response Plan
iHeart plays a vitally important role in our local communities when disasters or traumatic events occur. Just as we did through the pandemic and with the wildfires in Maui, Hurricane Idalia in Florida and other disasters impacting the country last year, we work to be there for our communities when they need us the most and our platforms remain essential to the safety and well-being of local residents.
Our broadcast and digital platforms often serve as the sole source of information for disrupted areas—providing news and critical information on everything from storm updates and evacuation routes to food banks, rescue and medical care and public service announcement messaging. Additionally, iHeartMedia established the iHeartMedia Disaster Relief Fund to assist iHeartMedia employees who require assistance as the result of a declared natural disaster, such as a tornado, wildfire, flood, earthquake, or hurricane.
Focus on Mental Health
iHeartMedia remains committed to keeping mental health messaging as a priority for each of our radio stations. For the last 5 years, we worked with leading mental health organizations, including the National Alliance on Mental Illness (NAMI), Child Mind Institute, Crisis Textline, The Mental Health Coalition and the Inspiring Children Foundation to raise awareness of mental health issues and foster a culture within communities that supports talking about mental health issues. Additionally, iHeart’s “Let’s Talk” campaign, launched in 2019, is designed to weave a virtual support system through iHeartMedia’s 860+ stations across the U.S. for people struggling with anxiety and depression, and continues to be a major initiative at iHeart.

$13.4 Million
in on-air donated media for mental health programs since 2018

810 Million Impressions
across iHeartMedia’s multiple platforms for iHeartRadio’s Let’s Talk mental health campaign
Focus on Recovery & Addiction
iHeartMedia’s commitment to combat substance misuse and overdose began with the launch of NOAC.org (National Opioid Action Coalition) in 2018 as a resource hub for the private and public sector to help communities and families combat the opioid epidemic. Additionally, for the past 6 years, iHeart’s Recovery Month media efforts have supported those in recovery, including their families and caregivers, and have helped inspire interventions to start the recovery journey. As part of this initiative, iHeart partners with The Voices Project to support and promote Mobilize Recovery, a national bus tour that advocates for community-based recovery solutions and ending preventable overdose deaths.
As a corporate leader in battling the opioid epidemic, iHeart continues its support of young people in recovery and working to eliminate public stigma. In 2023, iHeart participated in the White House Recovery Summit as a leading panel participant discussing recovery initiatives in the workplace.

Commitment to Veterans
For the last eleven years, iHeartMedia has been committed to addressing veteran unemployment and employment retention and launched what is still the largest public service campaign in the Company’s history – iHeartRadio Show Your Stripes – to address the national veteran unemployment crisis. On Veteran’s Day 2021, iHeart unveiled an all-new Show Your Stripes program that realigns the program with some of the most pressing issues facing veterans today, including a focus on wellness— from health and emotional wellness to environmental, financial, intellectual, occupational, physical, social and spiritual wellness.
iHeartIMPACT
iHeartIMPACT is a community impact division of iHeartMedia designed to help corporate brands partner with nonprofits through their advertising spends with iHeartMedia. iHeartIMPACT works with brands to achieve marketing goals on iHeart platforms, but also to invest in community organizations addressing critical social causes. To-date, this program has provided more than $10.8 million in funding to nonprofits across dozens of issue areas.

The Environment & Sustainability
At iHeartMedia, our commitment to the environment spans every area of our business and we are continually looking for ways to reduce our environmental footprint at our stations, executive headquarters and live events, and to model the proper behaviors for our employees. As a media company, direct impact on the environment is mainly connected to our day-to-day operations, including but not limited to production of live events, office real estate, corporate IT systems and infrastructure and employee travel. We are closely monitoring our long- and short-term ability to reduce our office footprint and consolidate locations when possible – to keep our employees healthy, to promote work-life flexibility and to diminish our consumption of environmental resources. As part of our ongoing real estate optimization project, iHeart continues to modernize and resize many of our office spaces to further reduce the impact of our environmental footprint, which has resulted in the reduction in our overall footprint by 40%.
iHeart supports a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally.
In 2020, iHeartMedia launched iHeartRadio Earth, a long-term sustainability initiative designed to inspire iHeart’s millions of listeners to take action to positively impact the environment, and over the past 4 years, we have created and aired hundreds of advertising spots addressing various environmental issues.
iHeartRadio Earth was developed in partnership with the National Environmental Education Foundation and VolunteerMatch and was designed to sharpen the Company’s focus on sustainability with the goal of increasing listeners’ knowledge of simple actions they can take every day to help the environment. The campaign is rooted in the belief that millions of small actions have the potential to make a massive difference for the environment.
Since the program’s inception, iHeart has contributed $11.6 million in donated media across all iHeartMedia stations.

Editorial Guidelines and Broadcast Standards
iHeart is dedicated to providing trustworthy and valuable information for all audiences. We are licensed by the Federal Communications Commission ("FCC") which ensures community standards on all programming, and we have mandatory annual compliance training on FCC regulations, the Emergency Alert System and the Digital Millennium Copyright Act as well as a social media policy. News and information provided by iHeartMedia follows the basic tenets of good broadcast journalism — our policy is for reporting to be fair, accurate and balanced.

Environment, Social and Governance ("ESG")
As part of our commitment to advance ESG issues, we provide annual disclosures on our website at www.iheartmedia.com, including the below.
Neither our ESG reporting nor any other information contained in our website is incorporated by reference into this proxy statement or any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
ESG Approach and Performance Reporting
We openly share our evolving ESG approach and performance on our website. In 2022, we began issuing an all-new updated and redesigned iHeart ESG report, informed by the Sustainability Accounting Standards Board (SASB) Media & Entertainment industry standards and providing increased transparency around our ESG efforts, and areas where we still have room to improve.
Annual Community Impact Report
For the last twelve years, we have reported annually on iHeart’s deep and positive impact in the communities in which we live and work. The Annual Community Impact Report provides a snapshot of the contributions made by our employees and 860+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders – our stockholders, employees, advertisers, listeners and others. Our 2023 report is anticipated to be released in the spring of 2024.
In 2023, we also launched an all-new community engagement microsite that highlights the Company's most important prosocial campaigns and initiatives.
Corporate Culture of Inclusion
At iHeartMedia, an inclusive culture is the key to our success. We strive to value and respect all voices, from both inside and outside our Company. Because our Company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. Our inclusion efforts are led by our Chief Human Resource Officer/Chief Diversity Officer, who reports directly to our Chief Executive Officer and our President. Our employees are iHeartMedia’s most valuable resource. We are committed to attracting and retaining a skilled and talented workforce. Our focus is on fostering a workplace that encourages growth, development, and progression for every team member. Our four areas of focus align with business results.
▶Building an inclusive culture;
▶Advancing inclusive content with diverse perspectives;
▶Expanding outreach and efforts to strengthen community ties; and
▶Facilitating an environment for growth, development, and advancement.
Our core values are the basis for our operations. We encourage Company-wide input regarding our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings.
▶To help our employees remain aware of our values, we require annual Code of Conduct training for all employees.
▶We have developed an inclusive recruiting process led by our diverse talent acquisition team.
▶In the second half of 2023, iHeartMedia launched a new career framework to provide an equitable career path for all employees.
▶Katz Media Group, the nation’s largest media representation company and part of iHeart’s Audio & Media Services segment, established “Stronger Together," Katz's diversity, equity and inclusion council that focuses on recruitment, education, and accountability.
Diversity in Programming
One of the main ways we provide connection, companionship and compelling storytelling is through our personalities. We believe that to provide the kind of quality radio programming that appeals to the interests and views of all our listeners, our lineup of on-air personalities must represent the diversity, opinions and perspectives of the many audiences and communities we serve.
▶Launched in 2020, our BIN: Black Information Network is the first and only 24/7 national and local all news audio service dedicated exclusively to providing an objective, accurate, and trusted source of continual news coverage with a Black voice and perspective. BIN includes both a national digital footprint and an increasing number of broadcast radio stations, with the flagship station in Atlanta. BIN is also the news source for our 96 R&B, Hip Hop, and Gospel stations and is provided as a service to other radio operators, including Black-owned stations.
▶The Company has also prioritized programming to the Black, Latino and LGBTQ+ communities through over a hundred stations with targeted broadcast and digital programming and through special programming on our general market stations – and values a diverse set of creators to expose those audiences to more diverse points of view.

▶iHeart launched The Black Effect Podcast Network, which is majority-owned by leading media personality Charlamagne Tha God of iHeartMedia’s nationally-syndicated show "The Breakfast Club." It is the world’s largest podcast network dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture for stimulating conversations around social justice, pop culture, sports, mental health, news, comedy and more.
▶We continued to expand My Cultura in partnership with iHeartMedia’s Enrique Santos. The standalone podcast venture is dedicated to elevating Latinx voices and creators, as well as sharing the Latinx experience. We also continue to offer a podcast network spotlighting women who have positively impacted and created change.
▶In 2022, we launched new radio stations focused on LatinX listeners in the Philadelphia and Tucson markets, bringing the total of Spanish Language stations across the iHeartRadio Network to 28 stations.
▶We also launched Outspoken, a new podcast network distributed by iHeartPodcasts that will aims to amplify, elevate and reflect the diversity, richness and humanity of the voices throughout the LGBTQ+ community.
▶The iHeartPodcast Network continued “NextUp”, a program dedicated to finding emerging creators from underrepresented communities. Each year we select a new group of creators who participate in a 6-month training program with iHeart producers. At the end of the program, the creators get an opportunity to launch and distribute their show across the iHeartPodcast Network.
▶Diversity, equity, and inclusion efforts have significant strategic importance to our long-term value and performance and we are committed to accomplishing our DEI initiatives in legally compliant ways.
Celebrating Diversity Through Cultural Moments and Events
Multicultural audiences continue to drive the audio revolution. Multicultural audiences not only listen more than other audiences – they listen to an enormous range of content that goes far beyond simply dedicated cultural formats. In addition to offering the broadest possible range of content, iHeart supports this important audience through live and virtual events every year – events that represent the members and voices of the many diverse communities we serve, including:
▶iHeartRadio’s Living Black! - This year we honored the legacy of Hip Hop and showcase the pride we share in crafting a genre that shaped and shifted culture as we celebrate the 50th anniversary of Hip Hop. Through performances and appearances, we celebrated Black culture through the thematic of Hip Hop.
▶iHeartRadio Fiesta Latina - celebrating the best in Latin culture and music during Hispanic Heritage Month.
▶Can’t Cancel Pride - presenting iHeart’s award-winning virtual relief benefit for the LGBTQ+ community, featuring performances and appearances from the most influential voices in the community and the biggest names in culture and entertainment.
▶The Black Effect Podcast Festival - The Black Effect Podcast Network launched the Black Effect Podcast Festival, an event designed to highlight, uplift and amplify Black voices in the podcast industry, and brings together thousands of podcast fans with the Black Effect Podcast Network’s top talent.
▶International Women’s Day “See Her, Hear Her” Concert - presenting the largest global movement to celebrate women in music and eliminate gender bias in marketing, advertising, media and entertainment.
▶Seneca Women's Podcast Academy - presenting the largest global movement to celebrate women in music and eliminate gender bias in marketing, advertising, media and entertainment. iHeartMedia is partnering with Seneca Women, an organization dedicated to the advancement of women and girls, to help get more women’s voices heard. The 2023 class featured 100 young women who have a story to share who will go through a 4-month academy featuring inspiring virtual sessions and mentorship with iHeart’s biggest podcast producers and female talent on how to create, launch, market, book and monetize their own podcast.
▶Our nationally produced tentpole concerts are a representation of the collective audiences we reach and attract a diverse group of artists and fans across all genres to unite around a common passion — music.
▶We create relevant content for multicultural communities, including radio stations and programming; conduct ongoing community outreach for multicultural communities; and special programming for multicultural-owned and targeted businesses.
▶We produce multiple formats to serve diverse audiences including Black, Latinx, LGBTQ+, and more, through special forums and virtual Town Hall meetings to examine key issues, especially at critical moments. Our podcast networks, live events (including events like the iHeartRadio Fiesta Latina and others) and digital stations also super-serve these communities.
▶Nearly all of our major morning shows are now either hosted by women or include a female cohost in a prominent position.

Supporting Our People
We operate in a highly competitive environment and make significant investments in our people and provide competitive pay and comprehensive benefits, including:

▶Employer sponsored health insurance
▶Company provided life insurance and preventative health support
▶Paid sick and vacation days
▶Paid holidays, including spirit days so that our employees may volunteer in their community
▶401(k) plan
▶Mental health care and resources
▶Paid parental leave
▶Fertility benefits
▶An Employee Assistance Program for full-time employees and their eligible dependents
▶Various voluntary benefits including hospital indemnity, accident insurance, identity theft, pet health and legal insurance
▶A variety of extensive trainings throughout the year for our employees to engage in
▶Our Human Rights Statement, Code of Conduct and Political Participation Policy serve as guiding principles for how our company operates and conducts business to ensure we are fair, ethical and transparent.
▶We prohibit all forms of harassment against applicants and employees based on any legally recognized basis and without retaliation.

Workplace Safety
Employee health and safety in the workplace is of the utmost importance to our Company. We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We are collectively committed to providing and following all public health and safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.
EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.
In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2025. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.
Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2024.
Principal Accountant Fees and Services
The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2023	2022
Audit Fees(1)	$2,681	$2,470
Audit-Related Fees(2)	—	70
Tax Fees(3)	371	395
All Other Fees(4)	—	7
Total Fees	$3,052	$2,942
(1) Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.
(2) Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, and due diligence related to mergers and acquisitions.
(3) Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.
(4) All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2023, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2023 and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with EY matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence.
The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2023 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.
By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:
Brad Gerstner, Chair
Samuel E. Englebardt, Member
Graciela Monteagudo, Member
James A. Rasulo, Member

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2023 compensation of iHeartMedia Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2024 Annual Meeting of Stockholders.”
Frequency of Say-on-Pay Vote and 2023 Say-on-Pay Vote
At our 2023 Annual Meeting of Stockholders, held on May 18, 2023, our stockholders recommended, and our Board of Directors determined, that the stockholder vote on the compensation of our NEOs would occur every year. Accordingly, we expect that the next say-on-pay vote, after the Annual Meeting, will be held at our 2025 annual meeting of stockholders. At our 2023 annual meeting of stockholders, 97.2% of the votes cast on the say-on-pay proposal were voted “for” the proposal.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

PROPOSAL FOUR— APPROVAL OF AN AMENDMENT TO FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Background
In Proposal 4, the Board seeks the approval of an amendment to the Company’s Charter to provide for the exculpation of officers of the Company to the extent permitted by the DGCL (the “Exculpation Amendment”). A copy of the Exculpation Amendment contemplated by Proposal 4 is attached hereto as Annex B-1, and a copy of the amendments contemplated by Proposal 4, marked to show changes against our current Charter, is attached hereto as Annex B-2.
Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended (“Amended 102(b)(7)”), to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for the ability to exculpate directors only and our Charter currently limits the monetary liability of our directors in certain circumstances consistent with Section 102(b)(7) of the DGCL. Amended 102(b)(7) allows for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (“Covered Officers”).
Effect of the Exculpation Amendment
The Exculpation Amendment contemplated by Proposal 4 would allow for the exculpation of certain officers to the fullest extent permitted by the DGCL unless such officer violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived improper personal benefit from their actions as an officer. These exceptions are consistent with current limitations on exculpation under Delaware law.
The Exculpation Amendment would currently allow for the exculpation of officers who are Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.
Reasons for the Exculpation Amendment
Our Board believes that adopting the Exculpation Amendment contemplated by this Proposal 4 would better position the Company to attract top officer candidates and retain our current officers. The Exculpation Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Exculpation Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
In addition, adopting the Exculpation Amendment contemplated by this Proposal 4 would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the approval of the Exculpation Amendment.

EXECUTIVE COMPENSATION
Dear Fellow Stockholders,

iHeartMedia, in partnership with our employees, communities, audiences and stockholders, ended 2023 by continuing our audience leadership position in the audio industry beyond just AM/FM, and onto new devices and platforms. While the advertising marketplace ended up being more uncertain than we had originally anticipated when we began the year, the Company navigated the uncertainty of the macroeconomic and advertising environment and at the same time continued to make important strides in the initiatives that are critical to our longer-term success. From substantial progress in developing our proprietary technology platform to enhance our advertising business to leveraging AI, we are transforming iHeart into a data-led, digitally focused business with innovation at its core.
2023 was another year of strong performance in our Digital Audio Group, which generated more than $1 billion of revenue for the full year. As the industry leader, Podcasting continues to be a strong growth engine for the Company, and our Podcast revenues grew 13.8% versus prior year. In addition, we remain relentlessly focused on efficiencies, reallocating capital and continued deleveraging.
With this as the backdrop, the Compensation Committee carefully evaluated the Company’s executive compensation program, as it does on an ongoing basis, in order to create the appropriate structure and effectiveness. Our Compensation Committee, along with senior management, has focused on developing clear, robust compensation principles that encourage our executives to focus on driving short- and long-term stockholder value creation. Our key objectives for the executive compensation program include motivating and retaining highly qualified executives, rewarding their achievement of business results using pay for performance strategies and ensuring best practices and strong corporate governance.
In 2023, the Compensation Committee continued granting annual equity awards under the long-term incentive program for our named executive officers ("NEOs") established in 2022. The long-term incentive program is comprised of 50% restricted stock units ("RSUs") and 50% performance stock units ("PSUs"), which we believe achieves the appropriate balance between a focus on multi-year performance and retention considerations. The Compensation Committee shifted a portion of the long-term incentive value to an equity-based cash-settled award (rather than share-settled award) for three of the NEOs based on share usage considerations. For 2024, we’ll continue to build alignment between management and stockholder interests by adjusting the mix of awards to 35% RSUs and 65% PSUs for our CEO and President, Messrs. Pittman and Bressler. The PSUs are earned over a three-year period based on cumulative Adjusted EBITDA, a one-year cost savings metric, and proactive management of the Company’s senior debt maturing in 2026, with a relative TSR modifier applied to the PSUs tied to Adjusted EBITDA and cost savings measures, such that the number of PSUs earned could be increased or decreased depending on our relative TSR performance.
The compensation determinations for our NEOs reflect our 2023 performance as well as the many contributions of our leaders. As we achieved many of the financial metrics under the 2023 Annual Incentive Plan, including a new cost savings metric, our named executive officers received payouts of 94.2% of their targets reflecting strong performance against our rigorous goals for the year.
As a Committee, we remain focused on driving the thoughtful evolution of the Company’s executive compensation program in support of our business strategy and organizational structure while consistently prioritizing value creation for our stockholders. We look forward to reporting on our performance and compensation programs in the future.
Sincerely,

James A. Rasulo, Chair
Samuel E. Englebardt, Member
Cheryl Mills, Member
Kamakshi Sivaramakrishnan, Member

Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the Board regarding the fiscal 2023 compensation of our named executive officers. We also describe the role of management, the Compensation Committee and its independent compensation consultant in determining our executive compensation program. The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do.
2023 Named Executive Officers
For fiscal year 2023, our NEOs were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)
Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)
Michael B. McGuinness	Executive Vice President, Deputy Chief Financial Officer and Head of Investor Relations
Jordan R. Fasbender	Executive Vice President, General Counsel and Secretary
Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to execute against key strategic and operating goals that impact stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;
•Reward both short- and long-term business results, and most importantly, maximize long-term stockholder value;
•Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and
•Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Supporting Our Key Compensation Principles and Stockholder Alignment
The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Total Direct Compensation Opportunity(1)	Objective	Key Features	2023 Actions Taken
Base Salary Cash	CEO & President Other NEOs	Provides competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● Per their 2022 employment agreements, Messrs. Pittman and Bressler received base salary increases effective January 1, 2023, and Ms. Fasbender received a base salary increase effective April 1, 2023
Short-Term Incentive—Annual Incentive Plan Cash	CEO & President Other NEOs	Encourages focus on Company performance against specific short-term goals	● Performance-based reward tied to achievement of short-term (annual) corporate financial goals and individual strategic objectives ● Pays only if threshold performance levels are met or exceeded
● The plan was updated, adding cost savings as a new metric, changing the weighting of performance goals, widening the performance ranges with lower upside, and measuring financial performance over two six-month periods to reflect uncertainty in the operating environment
● All of the NEOs were measured against the same performance metrics in 2023
● All of the NEOs earned payouts at 94.2% of target reflecting strong performance against our rigorous goals for the year

Long-Term Incentives Equity	CEO & President Other NEOs	Encourage focus on critical strategic priorities, align compensation with the interests of stockholders over the long-term, and aid in retention	● Links pay delivery to stock price performance ● Rewards achievement of pre-specified performance objectives ● Promotes retention and enhances executive stock ownership
● As in 2022, the NEOs received annual equity awards with a 50/50 mix of restricted stock units (RSUs) and performance stock units (PSUs)
● In consideration of share usage, a portion of the equity-based compensation value for Messrs. Pittman and Bressler and Ms. Fasbender was cash-settled

(1) Percentages reflect blended averages.

	Objective	Key Features	2023 Actions Taken
Other Benefits	Support employees’ pursuit of physical and financial well-being through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	● Broad-based benefits available to all employees ● Limited executive perquisites	● No changes in 2023
Severance Protections	Define obligations and consideration for the Company and NEOs in connection with certain termination events
● Facilitates an orderly transition in the event of management changes
● Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss
● Provides confidentiality, non-compete and non-solicit protections to the Company
● No changes in 2023

Supporting Our Pay-for-Performance Philosophy

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future financial and stock price performance as well as achievement of business objectives.

Our executive compensation program prioritizes variable pay rather than fixed pay, with target opportunities based on market practices and payments conditioned on performance against rigorous pre-established goals. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of the executive’s compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests to drive long-term creation of stockholder value.
The majority of the total direct compensation opportunity for our NEOs — 87% for our CEO and President and on average 61% for our other NEOs — is “at-risk” based on the achievement of pre-established performance goals and TSR performance.

For Messrs. Pittman and Bressler, 87% of their total direct compensation opportunity (base salary, target annual bonus and target equity grants) is at-risk, as shown below. On average, the total direct compensation opportunity for our NEOs other than Messrs. Pittman and Bressler that is at-risk is 61%.

Executive Compensation Governance Highlights

The following chart shows our CEO’s aggregate compensation opportunity in 2022 and 2023 versus the realizable value of our CEO’s 2022 and 2023 compensation. The realizable value reflects our CEO’s actual cash compensation earned for 2022 and 2023, and the intrinsic value of his 2022 and 2023 equity awards as of December 31, 2023, based on our closing stock price on December 29, 2023 of $2.67 per share and projected funding of in-cycle PSUs based on share price performance. The aggregate compensation opportunity reflects our CEO’s total cash target compensation opportunity (including base salary) and the grant date fair value of his 2022 and 2023 equity awards.
Since the vast majority of our CEO’s reported pay represents potential pay, the chart below highlights the alignment of our at-risk compensation with our operating and stock price performance. For 2022 and 2023, our CEO’s realizable compensation is significantly less than his aggregate compensation opportunity, reinforcing the performance orientation of our executive compensation program and the alignment of interests between our executives and our stockholders. This reflects our intended approach to pay for our executives: when performance goals aren’t met, compensation is not realized.

We are committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee reviews our executive compensation practices, which are summarized below, to ensure they reflect the evolving governance landscape and align executive and stockholder interests.

What We Do	What We Don’t Do

✓ Deliver a majority of executive compensation opportunity through performance-based, at-risk pay

✓ Maintain a peer group for aligning pay opportunities with prevailing market competitive practices

✓ Set challenging short- and long-term incentive objectives that align with shareholder value

✓ Require stock ownership by executives and directors, with minimum ownership levels defined by role

✓ Maintain a compensation clawback policy, which was updated in 2023 to comply with the new listing standards

✓ Have double-trigger change-in-control cash severance protection

✓ Conduct an annual risk assessment to mitigate any compensation program-related risk reasonably likely to have a material adverse effect on the Company

✓ Offer market-competitive benefits for executives that are generally consistent with those provided to the rest of our employees

✓ Consult with an independent consultant and counsel on compensation levels and practices

✓ Conduct an annual "say on pay" vote regarding our executive compensation program

X Guaranteed cash incentives or equity compensation

X Executive incentive plans without caps

X Single-trigger cash payments in connection
with a change in control

X Re-pricing of stock option awards or exchanging underwater options for cash without stockholder approval

X Hedging or pledging of equity

X Dividends or dividend equivalents paid on unvested restricted stock units

X Supplemental executive retirement plans

X Excise tax gross-ups on payments made in connection with a change in control

X Significant executive perquisites

Stockholder Input on Executive Compensation
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2023, the Company, led by our senior management and Board, continued its strong level of engagement with stockholders, and conducted outreach with stockholders representing approximately 68% of the Company’s outstanding Class A common stock. This engagement included participation in investor conferences and meetings and correspondence with stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters.
In evaluating the design of our executive compensation program and the compensation decisions for each of the NEOs, the Compensation Committee considers stockholder input, including the advisory say-on-pay vote at our annual meeting, at which 97.2% of votes cast in 2023 approved the proposal. At our 2023 annual meeting, we conducted a non-binding stockholder advisory vote on the frequency (commonly known as a "say-on-frequency" vote) of future non-binding advisory say-on-pay votes. Our stockholders expressed a preference for holding future advisory say-on-pay votes on an annual basis. In recognition of this preference and other factors considered, our Board determined that, until the next say-on-frequency vote, we will hold annual advisory say-on-pay votes. Our next say-on-pay vote, after the Annual Meeting, will occur at the 2025 annual meeting of stockholders.
Role of the Compensation Committee
The Compensation Committee administers the executive compensation program for all NEOs, as well as other executives within the Company. While our management team provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.
The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving the Company’s goals and long-term potential.
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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.
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For the coming year, the Compensation Committee will review and approve:

• Objectives for each NEO

• Performance metrics for cash and equity incentive awards

The Compensation Committee ensures that incentive plan performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when performance goals are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant
The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant, which assists the Compensation Committee in its evaluation of the compensation provided to our NEOs. In addition, the consultant generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee. In 2023, the Compensation Committee engaged FW Cook as its independent consultant.
Pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and the Compensation Committee determined there is no conflict of interest resulting from retaining FW Cook. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that meet some or all of the following criteria:	iHeartMedia was near the 50th percentile of our peer group on key measure of size (as of the time the group was approved).

•    Similar in size (primarily revenue and market cap in a 0.25x-to-4.0x range, subject to exception for key competitors) and complexity to iHeartMedia
•    In the broadcasting or media and entertainment industries, including movies and entertainment, cable and satellite, integrated telecommunication services and publishing
•    In competition with iHeartMedia for executive talent

The following peer group was used to inform 2023 compensation decisions:

2023 Executive Compensation Peer Group
AMC Networks, Inc. Audacy, Inc. Gray Television, Inc. IAC/InterActive Corp Lions Gate Entertainment Corp.	Live Nation Entertainment, Inc. Madison Square Garden Entertainment Nexstar Media Group, Inc. Nielsen Holdings plc Sinclair Broadcast Group, Inc.	Sirius XM Holdings, Inc. TEGNA, Inc. The E.W. Scripps Company Warner Music Group Corp.
Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with FW Cook to review our peer group during the second half of 2023, for use in establishing 2024 compensation levels. As a result of this review, Nielsen Holdings plc was removed as it was taken private in October 2022 and current data is no longer available.
Elements of the Executive Compensation Program
Our executive compensation program consists of fixed and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.
Base Salary
Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other changes in responsibilities.

The following table sets forth the base salaries for each of our NEOs:

Salary as of 12/31/2023
Robert W. Pittman	$1,800,000
Richard J. Bressler	$1,800,000
Michael B. McGuinness	$850,000
Jordan R. Fasbender	$725,000
Scott D. Hamilton	$425,000

Base Salary Adjustments
Under their 2022 employment agreements, Messrs. Pittman and Bressler’s annual base salaries increased to $1,800,000, effective January 1, 2023. The increased salary for Mr. Pittman falls within the typical market range of peer CEOs. Mr. Bressler’s salary is intended to reflect the value he delivers and the broad responsibilities of his role as President, Chief Operating Officer and Chief Financial Officer. Also in connection with her 2022 employment agreement, Ms. Fasbender's annual base salary increased to $725,000, effective April 1, 2023, reflecting her expanded responsibilities and better aligning her salary with the median for the peer group.
Under their 2022 employment agreements, Mr. McGuinness' annual base salary increased to $925,000, effective January 1, 2024, and Ms. Fasbender's annual base salary increased to $750,000, effective April 1, 2024.

Short-Term Cash Incentives
2023 Annual Incentive Plan
The Annual Incentive Plan is an important part of our compensation program that emphasizes pay for performance by aligning annual cash compensation with financial and operational achievements, incentivizing our NEOs to drive operating performance that supports long-term stockholder value creation.
In early 2023, the Compensation Committee approved the 2023 Annual Incentive Plan, which was updated from the 2022 program to improve its effectiveness in light of the uncertainty of the current macroeconomic environment, while maintaining its underlying performance orientation. The changes included adding cost savings as a new metric, changing the weighting of performance goals, and measuring financial performance over two six-month periods. Measuring Adjusted EBITDA and Adjusted Free Cash Flow ("FCF") biannually allowed for increased line of sight in goal setting given the uncertain environment, with an objective to better motivate and retain the NEOs. Our NEOs were required to remain employed until the payment of the bonuses in 2024 in order to be eligible to receive a payment under the 2023 Annual Incentive Plan. We also decreased the maximum funding opportunity for the second six-month performance period from 200% to 150%.
In prior years, our CEO and President were only measured by two financial metrics, Adjusted EBITDA and Adjusted FCF. With the updates to the 2023 Annual Incentive Plan, all of the NEOs were measured by the same metrics in 2023, with a goal of creating consistency and alignment in executing against our key financial and strategic goals. The target bonuses for our named executive officers were: For each of Messrs. Pittman and Bressler, 225% of their annual base salaries, and, with respect to Mr. McGuinness, Ms. Fasbender and Mr. Hamilton, 125%, 110% and 70%, respectively, of their annual base salaries.
Funding under the 2023 Annual Incentive Plan was based on the following metrics and weightings:

Adjusted EBITDA A non-GAAP profit metric used to analyze true operating cash flow.	Adjusted Free Cash Flow Measure of cash generated in a given year available for use in strategic investments to grow our business or otherwise generate returns for stockholders.
Cost Savings Generally calculated as our in-year operating expense savings.	Strategic Objectives NEOs' achievement of individual strategic objectives.
For purposes of the 2023 Annual Incentive Plan, Adjusted EBITDA and Adjusted FCF are non-GAAP measures defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information.
Adjusted EBITDA Goal
The Adjusted EBITDA goal under the 2023 Annual Incentive Plan was split into two goals with respect to two six-month periods. The following tables set forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted EBITDA components of the 2023 Annual Incentive Plan:

Q1/Q2		Q3/Q4
Financial Goal	Percentage of Adjusted EBITDA Target Bonus Earned	Financial Goal	Percentage of Adjusted EBITDA Target Bonus Earned
< $240.8 million	0%	< $415.1 million	0%
$240.8 to < $301.0 million	50-99.9% of the Target Bonus(1)	$415.1 to < $519.0 million	50-99.9% of the Target Bonus(1)
$301.0 million	100% of the Target Bonus	$519.0 million	100% of the Target Bonus
> $301.0 to < $376.3 million	100.1-199.9% of the Target Bonus(1)	> $519.0 to < $648.7 million	100.1-149.9% of the Target Bonus(1)
$376.3 million or >	200% of the Target Bonus	$648.8 million or >	150% of the Target Bonus
(1) Determined on a straight-line interpolation basis.

With respect to 2023, Adjusted EBITDA was achieved at 105.6% of target for Q1/Q2, equating to a 122.4% payout. It was achieved at 88.5% of target for Q3/Q4, equating to a 52.9% payout.
Adjusted Free Cash Flow (FCF) Goal

The Adjusted FCF goal under the 2023 Annual Incentive Plan was split into two six-month periods. The following tables set forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted FCF components of the 2023 Annual Incentive Plan:

Q1/Q2		Q3/Q4
Financial Goal	Percentage of Adjusted FCF Target Bonus Earned	Financial Goal	Percentage of Adjusted FCF Target Bonus Earned
$(60.0) million or >	0%	< $134.5 million	0%
< $(60.0) to > $(50.0) million	50-99.9% of the Target Bonus(1)	$134.5 to < $269.0 million	50-99.9% of the Target Bonus(1)
$(50.0) million	100% of the Target Bonus	$269.0 million	100% of the Target Bonus
< $(50.0) to > $(25.0) million	100.1-199.9% of the Target Bonus(1)	> $269.0 to < $322.8 million	100.1-149.9% of the Target Bonus(1)
$(25) million or <	200% of the Target Bonus	$322.8 million or >	150% of the Target Bonus
(1) Determined on a straight-line interpolation basis.

With respect to 2023, Adjusted FCF was achieved at 100% of target for Q1/Q2, equating to a 100% payout. It was achieved at 78.8% of target for Q3/Q4, equating to an 78.8% payout. In calculating our achievement of the various Adjusted FCF goals, we amortized our tax savings over the course of the year.

Cost Savings Goal
New for 2023, the Compensation Committee added a cost savings goal to the 2023 Annual Incentive Plan, with a target of $75 million and a maximum payout opportunity of 100%. Cost savings generally is calculated as our in-year operating expense savings. Cost savings was achieved at $92.9 million for 2023, equating to a 100% payout.

Strategic Objectives Goal
In determining the awards for the NEOs, the Compensation Committee also considered achievement of individual strategic objectives.

NEO	2023 Areas of Focus	2023 Key Accomplishments
Robert W. Pittman & Richard J. Bressler
• Prioritize and allocate resources to achieve key strategic and growth goals, thus ensuring organizational alignment
• Execute initiatives that build Company culture and further human capital programs
• Strengthen relationships; engage with and support the local communities in iHeartMedia markets

• Effectuated rigorous individual strategic objective process and mid-year progress reviews; developed regular cadence of leadership strategy sessions; transformed sales team to align to our digital, data driven model
• Developed new learning and development resources; increased employee retention; increased diversity among employees and leadership teams
• Supported more than 1,500 non-profits and helped raise millions of dollars through PSAs; offered disaster assistance via news and information; honored by Volunteers of America with Good Samaritan award in philanthropy

Michael B. McGuinness	• Management of cost savings program • Effective management of investor relations • Disciplined management of balance sheet and capital structure
• The Company overachieved cost savings goals
• Increased investor engagement and participation in conferences and roadshows
• Repurchased over $200M of debt at a discount to par value; ended FY23 in a strong cash and liquidity position

Jordan R. Fasbender
• Effective management of employment and labor-related issues
• Strengthen the Company's privacy program in support of data-driven business initiatives, acquisitions and regulatory compliance
• Support companywide ESG initiatives

• Effectively managed and implemented new compliance programs and technologies to drive efficiencies
• Effectuated updated privacy program supporting new state laws and key business initiatives
• Updated and modernized ESG report and disclosures and increased investor engagement regarding ESG efforts

Scott D. Hamilton	• Oversight of accounting controls and reporting • Management of financial statements and SEC filings • Risk management governance
• Received clean audit opinion; managed accounting treatment for complex transactions; all SOX requirements met
• Managed timely SEC filings
• Strengthened insurance carrier relationships, while achieving premium reductions without changes to coverage

The specified individual goals were achieved at 100% of target for all of the NEOs.

Actual 2023 Payouts
The following table provides information about the actual payments made in 2024 to our NEOs under our 2023 Annual Incentive Plan:

	2023 Adjusted EBITDA Q1/Q2 Payout	2023 Adjusted FCF Q1/Q2 Payout	2023 Adjusted EBITDA Q3/Q4 Payout	2023 Adjusted FCF Q3/Q4 Payout	2023 Cost Savings Payout	2023 Strategic Objectives Payout	Target Dollar Amount	2023 Percentage of Target Bonus Earned	Actual Payout
Robert W. Pittman	122.4%	100%	52.9%	78.8%	100%	100%	$4,050,000	94.2%	$3,814,745
Richard J. Bressler	122.4%	100%	52.9%	78.8%	100%	100%	$4,050,000	94.2%	$3,814,745
Michael McGuinness	122.4%	100%	52.9%	78.8%	100%	100%	$1,062,500	94.2%	$1,000,774
Jordan R. Fasbender	122.4%	100%	52.9%	78.8%	100%	100%	$797,500	94.2%	$751,169
Scott Hamilton	122.4%	100%	52.9%	78.8%	100%	100%	$297,500	94.2%	$280,217

Long-Term Incentive Compensation
Long-term incentives help to align executive interests with those of our stockholders. We have designed our annual long-term incentive program to support the objectives of our business, align with market practice and provide incentive to deliver key financial performance that is linked with long-term stockholder value creation.
The following criteria are evaluated for each of the NEOs when determining the value of their annual equity award:
▶Performance over the long term;
▶Performance during the prior year;
▶Long-term potential;
▶Retention considerations; and
▶Market practices for comparable positions.
Our annual long-term incentive program is comprised of 50% RSUs and 50% PSUs, which the Compensation Committee believes balances a focus on performance with retention considerations, while reflecting competitive market practices. We believe that the mix of RSUs and PSUs helps to link compensation to the achievement of multi-year performance goals while simultaneously strengthening the alignment of management and stockholder interests by creating meaningful levels of Company stock ownership. The following table summarizes key characteristics of these awards.

	Restricted Stock Units	Performance Stock Units
Objective	Promote executive retention; Reinforce ownership in the Company and alignment with shareholder interests	Promote executive retention; Reward achievement of specific financial and strategic objectives
Vesting Time Horizon	3 years (ratable vesting)	3 years (cliff vesting)
Performance Metrics	Continued service	Adjusted EBITDA, Diversity and Relative TSR

The Compensation Committee took a thoughtful approach to equity grants in 2023, balancing the competitiveness of individual awards and their motivational and retentive benefits for the NEOs against overall dilution and share usage considerations. As a result, the Compensation Committee shifted a portion of the compensation value to an equity-based cash-settled incentive for three of the NEOs.

Performance Stock Units
The PSUs are primarily designed to incentivize achievement of key financial and strategic priorities over a three-year performance period ending December 31, 2025. The PSUs will be earned from 0% to 150% of target based on the achievement of three discrete measures over the performance period, with any earned PSUs vesting on the third anniversary of the grant date.

	Metrics	Weighting
Adjusted EBITDA	2023-2025 cumulative Adjusted EBITDA	25%
Diversity	Increased levels of diversity in leadership, workforce and programming	25%
Relative TSR	Three-year performance versus the constituents of the S&P U.S. BMI Media & Entertainment Index	50%

The Compensation Committee believes these metrics are highly relevant to assessing our long-term operational, strategic and relative TSR performance, and driving pay-for-performance compensation outcomes. Although Adjusted EBITDA is one of the metrics in our 2023 Annual Incentive Plan, we use cumulative Adjusted EBITDA (measured over three years) as a metric in our PSU awards both because Adjusted EBITDA is a key metric used by our stockholders in measuring our performance, and because it incentivizes our executives to manage costs while increasing revenue over both the short- and long-term. The Diversity metrics reflect the commitment of our Board and senior management to advancing diversity and inclusion, both in our workforce and in our creation of content, which helps to drive performance in our business. Relative TSR compared to the constituents of the S&P U.S. BMI Media & Entertainment Index was selected as a performance metric for PSU awards because it rewards iHeartMedia’s relative ability to create value for long-term stockholders, aligning the interests of our executives and stockholders. The relative TSR of the Company will be measured at the end of the performance period.

2023 Annual Long-Term Incentive Awards
On May 18, 2023, the Compensation Committee granted the NEOs the following annual long-term incentive awards. The annual grant target values for Messrs. Pittman and Bressler were defined in their 2022 employment agreements. The amounts in the “Target Cash-Settled RSUs Granted” and “Target Cash-Settled PSUs Granted” columns represent the total number of shares subject to the portion of the award that will be settled in cash. The amounts in the “Target Cash-Settled Value” column represent the grant-date dollar-denominated value of the portion of the award that will be settled in cash; the amount of cash ultimately paid will be based on the value of our common stock on the applicable vesting date.

	Target Share-Settled RSUs Granted (#)	Target Share-Settled PSUs Granted (#)	Target Share-Settled Awards Granted (#)	Target Equity Value	Target Cash-Settled RSUs Granted (#)	Target Cash-Settled PSUs Granted (#)	Target Cash-Settled Value	Total Value at Grant Date
Robert W. Pittman	1,036,556	963,444	2,000,000	$5,680,325	423,298	393,442	$2,319,675	$8,000,000
Richard J. Bressler	1,036,556	963,444	2,000,000	$5,680,325	423,298	393,442	$2,319,675	$8,000,000
Michael B. McGuinness	181,397	168,603	350,000	$994,057	N/A	N/A	N/A	$994,057
Jordan R. Fasbender	116,613	108,387	225,000	$639,036	38,871	36,129	$213,013	$852,049
Scott D. Hamilton	2,500	2,500	5,000	$14,264	N/A	N/A	N/A	$14,264

2024 Annual Long-Term Incentive Awards
For the 2024 annual long-term incentive awards, the Compensation Committee updated the award mix for our CEO and President to be more performance based, consisting of 35% RSUs and 65% PSUs for Messrs. Pittman and Bressler, to further build alignment between compensation and stockholder value creation. The 2024 PSU performance metrics incentivize the execution of key business priorities and performance in the three years following grant, and include a cumulative Adjusted EBITDA metric, a one-year cost savings metric, and proactive management of the Company’s senior debt maturing in 2026. A relative TSR modifier will be applied to the PSUs tied to the Adjusted EBITDA and cost savings measures, such that the number of PSUs earned could be increased or decreased depending on our relative TSR performance during the three-year performance period. The Compensation Committee believes these changes align with our pay for performance compensation principles.
Benefits and Perquisites
Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2023.
Specifically, from time to time, certain of our NEOs use an aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, we agreed to make an aircraft available to Mr. Pittman for his business and personal use and we currently lease an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Effective with the new employment contract for Mr. Pittman, Mr. Pittman will reimburse the Company to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate during a calendar year. We also make a car and driver available for Mr. Pittman and Mr. Bressler’s use. These perquisites help ensure the safety of Messrs. Pittman and Bressler while they are traveling, also making their travel more efficient. These perquisites are imputed into the NEO’s income and no associated tax equalization payments are provided.
The Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (b) to the Summary Compensation Table.
In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that our compensation structure is balanced and comprehensive. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to review by the Compensation Committee.
Severance Arrangements
Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in defined termination situations or in connection with a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation Tables—Summary of Potential Payments and Benefits—Termination and Change in Control Events” set forth below in this proxy statement.

Other Matters
Tax and Accounting Considerations
Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and PSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Responsible Equity Grant Practices
Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices at least equal to the fair market value of our Class A common stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder-approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.
Securities Trading Policy
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy
We believe in maintaining best practices for our executive compensation program, and as part of that we maintain a “clawback” policy with respect to excess cash and time-vesting or performance-vesting equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement.
In light of rules issued by the Securities and Exchange Commission and the Nasdaq Stock Market regarding clawback policies that went into effect in 2023, we expanded our clawback policy to (i) cover both current and former Section 16 officers, (ii) apply to both “Big R” and “little r” restatements and (iii) remove the Board’s discretion to determine whether to enforce the clawback policy and the amount recoverable.
Stock Ownership Guidelines and Broad-Based Stock Ownership
We maintain stock ownership guidelines covering our executive officers, including our NEOs, and non-employee directors. We believe that linking a significant portion of an officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.
These guidelines require the covered individual to own an amount of our Class A common stock with an aggregate market value equal to a specified multiple of their base salary or, with respect to directors, $500,000. Each covered individual is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer and President	6x
Named Executive Officers (other than the Chief Executive Officer, President and Chief Accounting Officer)	2x
Chief Accounting Officer	1x
The types of ownership arrangements counted towards the guidelines are: shares of our Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, deferred stock units (vested or unvested) or unvested restricted stock unit awards. We do not count towards the guidelines shares underlying unexercised stock options or unearned performance awards.
As of December 31, 2023, all executive officers and directors are in compliance with their ownership guidelines.
Policy on Hedging and Pledging Company Equity Securities
As mentioned earlier in this proxy statement, we prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel.

COMPENSATION COMMITTEE REPORT
The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
James A. Rasulo, Chair
Samuel E. Englebardt, Member
Cheryl Mills, Member
Kamakshi Sivaramakrishnan, Member

EXECUTIVE COMPENSATION TABLES
The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2023, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2023, 2022 and 2021 for our 2023 NEOs.
Summary Compensation Table
The Summary Compensation Table below provides compensation information for the years ended December 31, 2023, 2022 and 2021 for our NEOs.

Name and Principal Position	Year	Salary	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(b)	Total
Robert W. Pittman Chairman and Chief Executive Officer (PEO)	2023	$1,800,000	$8,000,000	$—	$3,814,745	$309,948	$13,924,693
	2022	$1,500,000	$14,500,000	$—	$—	$302,333	$16,302,333
	2021	$1,500,000	$—	$—	$6,139,429	$1,129,224	$8,768,653
Richard J. Bressler President, Chief Operating Officer and Chief Financial Officer (PFO)	2023	$1,800,000	$8,000,000	$—	$3,814,745	$—	$13,614,745
	2022	$1,500,000	$14,000,000	$—	$—	$1,384	$15,501,384
	2021	$1,500,000	$—	$—	$6,139,429	$13,405	$7,652,834
Michael B. McGuinness Executive Vice President, Finance and Deputy Chief Financial Officer	2023	$850,000	$994,057	$—	$1,000,774	$—	$2,844,831
	2022	$850,000	$2,000,000	$—	$177,215	$—	$3,027,215
	2021	$725,000	$—	$—	$1,319,293	$—	$2,044,293
Jordan R. Fasbender Executive Vice President, General Counsel and Secretary	2023	$725,000	$852,049	$—	$751,169	$—	$2,328,218
	2022	$700,000	$1,600,000	$—	$140,000	$—	$2,440,000
	2021	$550,000	$73,700	$117,210	$909,857	$—	$1,650,767
Scott D. Hamilton Senior Vice President, Chief Accounting Officer and Assistant Secretary	2023	$425,000	$14,264	$—	$280,217	$—	$719,481
	2022	$425,000	$191,250	$—	$89,250	$—	$705,500
	2021	$425,000	$—	$—	$469,625	$—	$894,625
(a) The amounts shown represent the full grant date fair value of RSUs, PSUs and Stock Options awarded to the executive by iHeartMedia, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. With respect to the PSUs granted on May 18, 2023, the number of PSUs that are eligible to vest will be determined based on the measurement Adjusted EBITDA, Diversity and Relative TSR as described in more detail in the "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Performance Stock Units" section above. As noted above, in consideration of share usage, a portion of the equity-based compensation value for Messrs. Pittman and Bressler and Ms. Fasbender will be cash-settled.
The grant date fair value of the PSUs included in the "Stock Awards" column above that are tied to the Adjusted EBITDA and Diversity metrics was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance in each case.
For the portion of PSU awards granted in May 2023 tied to Relative TSR performance, the grant date fair value included in the "Stock Awards" column above is calculated based on the Monte Carlo simulation model, which incorporated the following significant inputs; (i) the stock price on the date of grant; (ii) the performance period for the award which is May 18, 2023 to December 31, 2025; (iii) a risk-free interest rate derived from the U.S. Department of Treasury constant maturities yields on the grant date as reported in the H.15 Federal Reserve Statistical Release commensurate with the remaining length of the performance period; (iv) a dividend yield of 0% because the Company does not pay dividends; (v) the stock price volatility of the Company and each company in the S&P U.S. BMI Media & Entertainment Index over the time horizons matching the performance periods; and (vi) the starting TSR was calculated for the Company and each of the S&P U.S. BMI Media & Entertainment Index component companies based on closing prices on the grant date compared to the average closing prices over the 20 trading days immediately preceding the first day of the Performance Period.
The following table presents the fair value assumptions used in the valuation of the PSUs tied to Relative TSR performance granted during the fiscal year ended December 31, 2023:

Grant Date
May 18, 2023
Closing Price	$2.74
Risk Free Rate	4.1%
Dividend Yield	—%
Volatility	24.7%
Initial TSR Performance	(15.4)%
Fair Value per share based on the Monte Carlo Simulation	$3.19
The highest level of performance that may be achieved for the PSUs is 150% of the target. The grant date fair values for the PSUs granted in May 2023 to Messrs. Pittman, Bressler, McGuinness, Fasbender and Hamilton (assuming performance at the maximum level) is $6,000,000, $6,000,000, $745,544, $639,034 and $11,119, respectively.

(b) As described in the chart below, for 2023 the All Other Compensation column reflects:
•the value of personal use of an aircraft by Mr. Pittman; and
•amounts reimbursed for car service expenses incurred by Mr. Pittman.

Robert W. Pittman
Aircraft usage	$250,000
Car Service	59,948
TOTAL	$309,948
Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above represents the incremental cost to iHeartMedia for the executives personal use of private aircraft based on the direct variable operating cost per hour of flight incurred by iHeartMedia for such use. These variable costs include items such as fuel charges, departure and landing fees, regular maintenance costs and crew expenses.

Grants of Plan-Based Awards—Fiscal Year 2023
The following table shows all plan-based awards which the Company granted to the NEOs during 2023.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value and Option Awards(a)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert W. Pittman		$830,250	$4,050,000	$7,593,750
	5/18/2023(c)							1,459,854	$4,000,000
	5/18/2023(d)				678,443	1,356,886	2,035,329		$4,000,000
Richard J. Bressler		$830,250	$4,050,000	$7,593,750
	5/18/2023(c)							1,459,854	$4,000,000
	5/18/2023(d)				678,443	1,356,886	2,035,329		$4,000,000
Michael B. McGuinness		$217,813	$1,062,500	$1,992,188
	5/18/2023(c)							181,397	$497,028
	5/18/2023(d)				84,302	168,603	252,905		$497,029
Jordan R. Fasbender		$163,488	$797,500	$1,495,313
	5/18/2023(c)							155,484	$426,026
	5/18/2023(d)				72,258	144,516	216,774		$426,023
Scott D. Hamilton		$60,988	$297,500	$557,813
	5/18/2023(c)							2,500	$6,850
	5/18/2023(d)				1,250	2,500	3,750		$7,414
(a) The amounts in the table reflect the full grant date fair value of RSU and PSU awards granted in 2023, computed in accordance with the requirements of ASC Topic 718 but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU and PSU awards made to executives in footnote (a) to the Summary Compensation Table.
(b) Represents threshold, target and maximum annual bonus opportunities for the applicable executive.
(c) The RSUs granted to each of the NEOs on May 18, 2023 are eligible to vest as to one-third of the underlying shares on the first three anniversaries of the grant date, subject to the executive’s continued employment.
(d) The PSUs granted to each of the NEOs on May 18, 2023 are eligible to be earned based on the Company’s achievement of relative TSR goals, Adjusted EBITDA goals and Diversity, Equity and Inclusion goals through the earlier of December 31, 2025 and a change in control of the Company. The PSUs will vest, to the extent earned and subject to continued employment, on the third anniversary of the grant date. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation – Performance Stock Units” for a more detailed description of these PSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Cash and Stock Incentive Plans
See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program” for a more detailed description of our 2023 Annual Incentive Plan, which is our short-term annual cash bonus plan, and the 2023 grant of equity awards to our NEOs.
Employment Agreements with the Named Executive Officers
Certain elements of the compensation of the NEOs are determined based on their respective employment agreements.
The descriptions of the employment agreements set forth below summarize the material terms of the agreements as they were in effect in 2023, and do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “Summary of Potential Payments and Benefits—Termination and Change in Control Events” in this proxy statement, which descriptions are incorporated herein by reference.
Robert W. Pittman and Richard Bressler
We are party to amended and restated employment agreements with Messrs. Pittman and Bressler, each dated as of March 28, 2022 (collectively, the “A&R Employment Agreements”).
Under Mr. Pittman’s A&R Employment Agreement (the “Pittman Agreement”), Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia and iHeart Media Holdings, Inc. (“iHMMS”), a subsidiary of iHeartMedia. Under Mr. Bressler’s A&R Employment Agreement (the “Bressler Agreement”), Mr. Bressler serves as President, Chief Operating Officer and Chief Financial Officer of iHeartMedia and iHMMS. Pursuant to the A&R Employment Agreements each of Messrs. Pittman and Bressler are serving under an extended term ending on June 1, 2026, at which time the agreements will terminate unless Mr. Bressler, iHeartMedia and iHMMS mutually agree to extend the term.

In accordance with the A&R Employment Agreements, Messrs. Pittman and Bressler each continued to receive a minimum base salary of $1,500,000 per year and a target annual performance bonus of $3,400,000 through December 31, 2022. On January 1, 2023, the minimum base salary rate for each of Messrs. Pittman and Bressler increased to $1,800,000 per year, and the target annual bonus opportunity for each of Messrs. Pittman and Bressler was changed to 225% of his respective base salary rate. Their base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. Under the A&R Employment Agreements, Messrs. Pittman and Bressler have the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with the applicable executive.
In connection with entering into the A&R Employment Agreements with Messrs. Pittman and Bressler, we granted to each of Messrs. Pittman and Bressler an award of performance-vesting restricted stock units, which has a grant-date fair value of $6,500,000 for Mr. Pittman and $6,000,000 for Mr. Bressler, and which generally vests based on our achievement of rigorous absolute total shareholder return goals and continued service over a five-year period. In addition, Messrs. Pittman and Bressler remain eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $8,000,000; provided, that neither executive is entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee's discretion and approval. Further, the agreements prescribe that the forms of award agreement underlying equity granted pursuant to Messrs. Pittman and Bressler’s A&R Employment Agreements provide that in the event of a change in control, a related Qualifying Termination will result in the acceleration of unvested awards (i.e., double trigger), subject to additional conditions
Messrs. Pittman and Bressler are each entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft, provided that Mr. Pittman is required to reimburse iHeartMedia to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate for the applicable calendar year during Mr. Pittman’s employment term (calculated by reference to the incremental cost to iHeartMedia that would be reportable in accordance with Item 402 of Regulation S-K, including any amendments or successor rules thereto). iHeartMedia also makes a car and driver available for Mr. Pittman’s business and personal use. Under the Bressler Agreement, iHeartMedia makes a car service available for Mr. Bressler’s business use.
Under the A&R Employment Agreements, Messrs. Pittman and Bressler are required to comply with standard confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify each of Messrs. Pittman and Bressler for acts committed in the course and scope of his employment.
Michael B. McGuinness
Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with one of our subsidiaries, iHMMS, which we amended on January 1, 2021 and September 16, 2022 (collectively, the “McGuinness Agreement”). Under the McGuinness Agreement, Mr. McGuinness serves as Executive Vice President, Deputy Chief Financial Officer of iHeartMedia and Deputy Chief Financial Officer – Multiplatform and Digital Segments of iHMMS.
As amended, the term of the McGuinness Agreement ends on June 1, 2027, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal. Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $850,000 per year, which increased on January 1, 2024 to $925,000, and which is further subject to increase to $975,000 on January 1, 2026. Mr. McGuinness will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 110% of his base salary, which increased to 125% of his base salary on September 1, 2022. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.
Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHMMS may elect at any point during the employment term, other than the applicable notice of non-renewal period, to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.
Jordan R. Fasbender
On July 18, 2022, we entered into an amended and restated employment agreement with Ms. Fasbender (the “Fasbender Agreement”). Under the Fasbender Agreement, Ms. Fasbender serves as Executive Vice President, General Counsel and Secretary for an extended term ending on March 31, 2025, with automatic one-year extensions thereafter unless either party gives prior written notice of non-renewal.
Pursuant to the Fasbender Agreement, Ms. Fasbender is entitled to receive a base salary at a rate of $700,000 per year, which increased to $725,000 per year as of April 1, 2023 and to $750,000 as of April 1, 2024. Her base salary may be further increased in our discretion. Ms. Fasbender also has the opportunity to earn an annual bonus, targeted at 110% of her base salary then in effect, based on financial or other performance-based criteria to be established by iHeartMedia on an annual basis.
Ms. Fasbender is entitled to participate in all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

Under the Fasbender Agreement, Ms. Fasbender is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Ms. Fasbender for acts committed in the course and scope of her employment.
Scott D. Hamilton
Mr. Hamilton’s employment agreement was entered into with iHMMS prior to our Chapter 11 process and provides for his service as Senior Vice President, Chief Accounting Officer and Assistant Secretary, which was subsequently amended May 1, 2017 (collectively, the “Hamilton Agreement”). The Hamilton Agreement provided for an initial employment term through April 30, 2020 and thereafter provides for automatic two-year extensions, unless either iHMMS or Mr. Hamilton gives prior notice electing not to extend the agreement. Pursuant to the Hamilton Agreement, Mr. Hamilton is entitled to receive a base salary from iHMMS at a rate no less than $425,000 per year, which shall be increased at iHMMS’ discretion. Mr. Hamilton has the opportunity to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 70% of his base salary. The Hamilton Agreement also entitles Mr. Hamilton to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.
Under the Hamilton Agreement, Mr. Hamilton is required to comply with typical confidentiality, non-competition and non-solicitation covenants.
iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. Hamilton to consulting status for a twelve-month period. If Mr. Hamilton is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. Hamilton is placed in a consulting status as related to overall performance at the end of such calendar year.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table shows all outstanding equity awards held by the NEOs as of December 31, 2023. Equity awards granted in 2022 and 2023 were granted pursuant to our 2021 Plan; equity awards granted in 2019 and 2020 were granted pursuant to our 2019 Incentive Equity Plan (the "2019 Plan"):

Name	Grant Date	Option Awards				Stock Awards(a)(b)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested or Earned Shares of Units of Stock (#)	Market Value of Shares or Units of Stock That Have Not Vested or Earned Shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert W. Pittman	5/18/2023					1,459,854	$3,897,811
	5/18/2023							1,134,303	$3,028,589
	5/9/2022					217,332	$580,276
	5/9/2022							233,472	$623,370
	3/28/2022							92,343	$246,555
	8/14/2020	346,125	115,375	$8.98	8/14/2030
	5/30/2019	1,448,084		$19.00	5/30/2025
Richard J. Bressler	5/18/2023					1,459,854	$3,897,811
	5/18/2023							1,134,303	$3,028,589
	5/9/2022					217,332	$580,276
	5/9/2022							233,472	$623,370
	3/28/2022							85,239	$227,589
	8/14/2020	346,125	115,375	$8.98	8/14/2030
	5/30/2019	1,448,084		$19.00	5/30/2025
Michael B. McGuinness	5/18/2023					181,397	$484,330
	5/18/2023							129,651	$346,168
	5/9/2022					54,334	$145,072
	5/9/2022							58,368	$155,843
	8/14/2020	11,700	3,900	$8.98	8/14/2030
	9/9/2019	30,000		$13.93	9/9/2025
Jordan R. Fasbender	5/18/2023					155,484	$415,143
	5/18/2023							119,476	$318,999
	5/9/2022					43,467	$116,057
	5/9/2022							46,695	$124,674
	2/17/2021	7,500	7,500	$14.74	2/17/2031	2,500	$6,675
	8/14/2020	12,375	4,125	$8.98	8/14/2030	3,375	$9,011
	7/10/2019	10,000		$19.00	7/10/2025
Scott D. Hamilton	5/18/2023					2,500	$6,675
	5/18/2023							1,875	$5,006
	5/9/2022					5,000	$13,350
	5/9/2022							5,625	$15,019
	8/14/2020	3,750	1,250	$8.98	8/14/2030
	5/30/2019	10,000		$19.00	5/30/2025
(a) For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 29, 2023 (the last trading day of 2023) of $2.67.
(b) The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule
5/18/2023	RSUs	33% on each of the first three anniversaries of the grant date
5/18/2023	PSUs	100% vested on the third anniversary of the grant date, subject to performance goal achievement(a)
5/9/2022	RSUs	33% on each of the first three anniversaries of the grant date
5/9/2022	PSUs	100% vested on the third anniversary of the grant date, subject to performance goal achievement(a)
3/28/2022	PSUs	100% vested on the fifth anniversary of the grant date, subject to performance goal achievement(b)
2/17/2021	RSUs	25% on each of the first four anniversaries of the grant date
2/17/2021	Options	25% on each of the first four anniversaries of the grant date
8/14/2020	RSUs	25% on each of the first four anniversaries of the grant date
8/14/2020	Options	25% on each of the first four anniversaries of the grant date
9/09/2019	Options	Options were fully vested as of December 31, 2023
7/10/2019	Options	Options were fully vested as of December 31, 2023
5/30/2019	Options	Options were fully vested as of December 31, 2023
(a) The PSUs granted on May 9, 2022 and May 18, 2023 are tied to three categories of performance goals: Adjusted EBITDA (25%), Diversity, Equity and Inclusion (25%), and Relative TSR (50%).
(b) The PSUs granted on March 28, 2022 are tied to achievement of absolute TSR goals.

Option Exercises and Stock Vested—Fiscal Year 2023
The following table sets forth certain information concerning stock vesting for the NEOs during the year ended December 31, 2023. None of our NEOs exercised options in 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting(b)
Robert W. Pittman	205,205	$562,766
Richard J. Bressler	205,205	562,766
Michael B. McGuinness	31,166	97,495
Jordan R. Fasbender	30,358	105,065
Scott D. Hamilton	4,500	12,430
(a) Represents the gross number of shares acquired on vesting of iHeartMedia RSUs without taking into account any shares withheld to satisfy applicable tax obligations.
(b) Represents the value of the vested RSUs, calculated by multiplying (1) the number of vested restricted stock units, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

Summary of Potential Payments and Benefits—Termination and Change in Control Events
Overview
This section describes the benefits payable to our Named Executive Officers in two circumstances:
●    Termination of Employment
●    Change in Control
Capitalized terms not specifically defined below have the meanings given to them in the relevant employment agreement.

Robert W. Pittman and Richard J. Bressler
Termination by iHeartMedia without Cause or by the Executive with Good Reason. Under the A&R Employment Agreements, if iHeartMedia terminates Mr. Pittman’s or Mr. Bressler’s employment, as applicable, without Cause or if the executive terminates his employment with Good Reason (as each such term is defined in the applicable A&R Employment Agreement), then the executive will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (the “Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay the executive, over a period of two years (for Mr. Pittman) or 18 months (for Mr. Bressler), an amount equal to two times (for Mr. Pittman) or 1.5 times (for Mr. Bressler) the sum of his base salary and target bonus; (2) reimburse the executive for all COBRA premium payments paid by the executive for continuation of healthcare coverage during the 18-month period following the date of his termination; and (3) pay the executive a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).
Termination due to Death or Disability. If the executive is unable to perform his duties under his agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If the executive’s employment is terminated due to death or disability, iHeartMedia will pay to the executive or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse the executive or his estate, on a monthly basis, for an additional amount equal to all COBRA premium payments paid by the executive or his estate for continuation of healthcare coverage during the 18-month period following his date of termination.
Termination due to Retirement. The A&R Employment Agreements provide that if Mr. Pittman or Mr. Bressler, as applicable, retires on or following June 1, 2026, iHeartMedia will pay him any Earned Prior Year Annual Bonus. In addition, the executive will remain eligible to receive a Prorated Annual Bonus with respect to calendar year 2026, based on achievement of applicable performance goals for that year.
Best Pay Cap. In the event that any payment or benefit received or to be received by the executive or on the executive's behalf, including any payment or benefit received in connection with a termination of the executive's employment, whether pursuant to the terms of the A&R Employment Agreement, any other plan, arrangement or agreement or otherwise, would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will either (i) reduce the total amount of such payments or benefits made to the executive such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.
Michael B. McGuinness
Termination by iHMMS without Cause, by Mr. McGuinness for Good Cause or Upon Non-Renewal of the Agreement by iHMMS (Other than In Connection with a Change in Control). If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause (as each such term is defined in the McGuinness Agreement), or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case, other than in connection with a Change in Control, then in addition to Mr. McGuinness’s Earned Prior Year Annual Bonus, and provided he signs and returns a release of claims in the time period required, iHMMS will pay to Mr. McGuinness an amount equal to the sum of: (i) 1.5 times his annual base salary and target annual bonus for the year of termination, (ii) the assumed COBRA premiums he would pay if he elected COBRA coverage during the 18-month period following his termination (whether or not he elects such coverage) (the “COBRA Amount”), and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Mr. McGuinness with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.
Termination by iHeartMedia without Cause or by Mr. McGuinness for Good Cause, or Upon Non-Renewal of the Agreement by iHeartMedia in Connection with a Change in Control. If Mr. McGuinness is terminated without Cause, if Mr. McGuinness terminates his employment for Good Cause, or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case in the 90 day period prior to, or 12-month period following, a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that he signs and returns a release of claims in the time period required, Mr. McGuinness will be entitled to the same severance payments and benefits as described above, except the cash payment will be based on: (A) an amount equal to two times his annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.
Termination due to Death or Disability. If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Mr. McGuinness on May 9, 2022 or after September 16, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through May 31 following Mr. McGuinness’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).
Jordan R. Fasbender
Termination by iHeartMedia without Cause or by Ms. Fasbender for Good Reason or Upon Non-Renewal of the Agreement by iHeartMedia (Other than In Connection with a Change in Control). If Ms. Fasbender is terminated by iHeartMedia without “Cause,” resigns for “Good Reason,” (each as defined in the Fasbender Agreement), or if iHeartMedia gives Ms. Fasbender a notice of non-renewal, in each case, other than in connection with a change in control of iHeartMedia, then in addition to the Earned Prior Year Annual Bonus, and provided that she signs and returns a release of claims in the time period required, she will be eligible to receive an amount equal to the sum of: (i) 1.5 times her annual base salary and target annual bonus for the year of termination, (ii) the COBRA Amount, and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Ms. Fasbender with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.
Termination by iHeartMedia without Cause or by Ms. Fasbender for Good Reason, or Upon Non-Renewal of the Agreement by iHeartMedia in Connection with a Change in Control. If Ms. Fasbender is terminated without Cause or resigns for Good Reason in the 90 day period prior to or 12-month period following a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that she signs and returns a release of claims in the time period required, she will be entitled to the same amounts as described above, except the cash payment will be based on: (A) an amount equal to two times her annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.
Termination due to Death or Disability. If Ms. Fasbender is unable to perform her duties under the agreement as a result of disability, iHeartMedia may terminate her employment. If Ms. Fasbender’s employment is terminated due to death or disability, iHeartMedia will pay to Ms. Fasbender or her designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Ms. Fasbender on May 9, 2022 or after July 18, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through April 1 following Ms. Fasbender’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).
Best Pay Cap. In the event that any payment or benefit received or to be received by Ms. Fasbender or on her behalf, including any payment or benefit received in connection with a termination of Ms. Fasbender’s employment, whether pursuant to the terms of the Fasbender Agreement, any other plan, arrangement or agreement or otherwise, would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will either (i) reduce the total amount of such payments or benefits made to Ms. Fasbender such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.

Scott D. Hamilton
Termination by iHMMS without Cause or Upon Non-Renewal of the Agreement by iHMMS.
If iHMMS terminates Mr. Hamilton’s employment without Cause or if Mr. Hamilton’s employment is terminated following iHMMS’ notice of non-renewal, iHMMS will pay to Mr. Hamilton: (1) provided he signs and returns a severance agreement and general release of claims, he will receive an amount equal to 12 months of his base salary, to be paid out over a period of 12 months and (2) a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.
Termination due to Death or Disability. If Mr. Hamilton is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. Hamilton’s employment is terminated due to death or disability, iHMMS will pay to Mr. Hamilton or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.
Impact of Change in Control or Termination on Equity Awards
Performance RSUs Granted to Messrs. Pittman and Bressler on March 28, 2022. In connection with entering into amended and restated employment agreements with Messrs. Pittman and Bressler, we granted each of them “sign-on” performance-based restricted stock units (collectively, “Sign-On PSUs”) under the 2021 Plan on March 28, 2022.
In the event of a Change in Control, as defined in the 2021 Plan, that occurs during the performance period, then any Sign-On PSUs that are earned based on the achievement of annualized absolute TSR goals prior to or in connection with the Change in Control will convert into a service-based vesting award that will vest in full on the fifth anniversary of the grant date, subject to continued service, except as provided below. In this change in control context only, achievement of the annualized absolute TSR goal applicable to the Sign-On PSUs will be measured based on a straight-line interpolation if iHeartMedia’s annualized Absolute TSR falls between two applicable goals in the table under “Compensation Discussion and Analysis—Long-Term Incentive Compensation” above. If the earned Sign-On PSUs are not assumed in connection with a Change in Control, then 100% of any earned Sign-On PSUs (including any that became earned in connection with the Change in Control) will vest.
If Mr. Pittman or Mr. Bressler experiences a termination by iHeartMedia without “Cause”, or resigns for “Good Reason” (each, a “Qualifying Termination”), or due to death or disability, or retires on or after June 1, 2026, in each case, prior to a Change in Control, the Sign-On PSUs will remain outstanding and eligible to vest at the end of the performance period based on the achievement of performance goals during the performance period. If the executive experiences a Qualifying Termination on or following a Change in Control, then his earned Sign-On PSUs will vest in full upon such termination (i.e., “double trigger”).

The treatment described above is subject to and conditioned upon the applicable executive’s execution, delivery and non-revocation of a general release within 60 days following the termination date.
Performance RSUs Granted on May 9, 2022 and on May 18, 2023. Each of our NEOS were granted a number of PSUs under the 2021 Plan on May 9, 2022 and on May 18, 2023.
Upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the last day of the performance period, then:
•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the original vesting date; and
•with respect to Messrs. McGuinness and Hamilton and Ms. Fasbender, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service during the applicable performance period), and will be settled on the original vesting date.
With respect to the PSUs granted on May 18, 2023, upon the applicable executive's Qualifying Termination following the last day of the performance period but prior to the third anniversary of the date of grant, any PSUs that were previously earned will vest in full as of the termination date.
Upon a termination due to death or disability, the PSUs will vest at target levels. With respect to Messrs. Pittman and Bressler only, if the executive retires on or following June 1, 2026, then his PSUs granted more than one year prior to the date of his retirement will vest at target levels.
In addition, upon a Change in Control the PSUs will be earned based on the greater of target or actual performance through the consummation of such Change in Control, and such earned PSUs will vest on the earlier of (i) December 31, 2024 (with respect to the PSUs granted on May 9, 2022) or May 18, 2026 (with respect to the PSUs granted on May 18, 2023), (ii) the applicable executive’s Qualifying Termination or (iii) the applicable executive’s termination of employment due to death, disability or (with respect to Messrs. Pittman and Bressler) the executive’s retirement.
Time-Vesting RSUs Granted on May 9, 2022 and on May 18, 2023. Each of our Named Executive Officers were granted a number of time-based RSUs under the 2021 Plan on May 9, 2022 and on May 18, 2023. Upon the applicable executive’s Qualifying Termination, in either case, prior to a Change in Control, then:
•with respect to Messrs. Pittman and Bressler, the executive’s RSUs will vest in full as of the applicable termination date and be settled on the original vesting date; and
•with respect to Messrs. McGuinness and Hamilton and Ms. Fasbender, a portion of the executive’s RSUs that would have vested on the next scheduled RSU vest date, prorated to reflect the number of days the executive was in service with the iHeartMedia during such vesting period, will vest as of the termination date and be settled on the original vesting date.
If an executive’s Qualifying Termination occurs following a Change in Control or due to the executive’s death or Disability (as defined in the 2021 Plan), then the executive’s RSUs will vest in full and be settled in connection with such Qualified Termination.
With respect to Messrs. Pittman and Bressler only, if either executive experiences a “retirement termination” (which may not occur prior to June 1, 2026), his RSUs will vest in full if they were granted more than one year prior to the retirement date.
Fasbender Equity Awards Granted on February 17, 2021. Ms. Fasbender was granted an award of RSUs and options under the 2019 Plan on February 17, 2021.
Ms. Fasbender’s awards will fully accelerate and vest upon a "change in control" (as defined in the 2019 Plan).
In the event that Ms. Fasbender experiences a Qualifying Termination between February 17, 2023 and February 17, 2024, then the remaining 25% of each such award will accelerate and vest, to the extent then-unvested and outstanding.
Fasbender Time-Vesting RSUs and NEO Options Granted on August 14, 2020. Each of our NEOs was granted options on August 14, 2020 under the 2019 Plan. In addition, Ms. Fasbender was granted an award of RSUs on August 14, 2020 under the 2019 Plan.
Each award will fully accelerate and vest upon a "change in control" (as defined in the 2019 Plan).

Summary of Potential Payments Upon Termination or Change in Control
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2021 Plan.(a)

Name	Benefit	Termination without "Cause" or Resignation for "Good Cause" or "Good Reason"	Termination due to "Disability"	Termination Due to Death	Resignation without "Good Cause" or "Good Reason"	"Change in Control" without Termination(b)	"Change in Control" with Termination
Robert W. Pittman	Cash Payment(c)	$15,514,715	$3,814,715	$3,814,715	$—	$—	$15,514,715
	Vesting of Equity Awards(d)	7,612,151	8,912,503	8,912,503	—	—	7,699,193
	Value of Benefits(e)	79,305	79,305	79,305	—	—	79,305
	Total(f)	$23,206,171	$12,806,523	$12,806,523	$—	$—	$23,293,213
Richard J. Bressler	Cash Payment(g)	$12,589,715	$3,814,715	$3,814,715	$—	$—	$12,589,715
	Vesting of Equity Awards(d)	7,612,151	8,912,503	8,912,503	—	—	7,699,193
	Value of Benefits(e)	61,502	61,502	61,502	—	—	61,502
	Total(f)	$20,263,368	$12,788,720	$12,788,720	$—	$—	$20,350,410
Michael B. McGuinness	Cash Payment(g)(h)	$3,931,250	$1,062,500	$1,062,500	$—	$—	$4,887,500
	Vesting of Equity Awards(d)	533,832	1,282,454	1,282,454	—	—	1,084,372
	Value of Benefits(e)	87,530	—	—	—	—	116,706
	Total(f)	$4,552,612	$2,344,954	$2,344,954	$—	$—	$6,088,578
Jordan R. Fasbender	Cash Payment(g)(h)	$3,081,250	$797,500	$797,500	$—	$—	$3,842,500
	Vesting of Equity Awards(d)	453,395	1,095,050	1,095,050	—	15,686	930,642
	Value of Benefits(e)	82,554	—	—	—	—	110,072
	Total(f)	$3,617,199	$1,892,550	$1,892,550	$—	$15,686	$4,883,214
Scott D. Hamilton	Cash Payment(i)	$705,217	$—	$—	$—	$—	$705,217
	Vesting of Equity Awards(d)	12,140	46,725	46,725	—	—	35,044
	Value of Benefits	—	—	—	—	—	—
	Total	$717,357	$46,725	$46,725	$—	$—	$740,261
(a) Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2023.
(b) Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control and the PSUs were assumed as part of the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.
(c) Represents two times the sum of Mr. Pittman’s base salary and annual bonus target at termination, and a pro-rated annual bonus payout for the year ended December 31, 2023.
(d) Amounts reflect the value of unvested iHeartMedia equity awards (including cash-settled RSUs and PSUs) on December 31, 2023 that would be subject to accelerated vesting, based upon the closing price of iHeartMedia’s Class A common stock on December 29, 2023 (the last trading day of 2023) of $2.67.
(e) The values associated with the continued provision of health benefits are based on the 2023 premiums for insurance multiplied by the amount of time Messrs. Pittman, Bressler and McGuinness and Ms. Fasbender are entitled to those benefits pursuant to their respective employment agreements.
(f) In accordance with the employment agreement terms for Messrs. Pittman, Bressler and McGuinness and Ms. Fasbender, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).
(g) Represents one and a half times the sum of the applicable executive's base salary and annual bonus target at termination and annual bonus payout for the year ended December 31, 2023.
(h) Represents two times the sum of the executive's base salary and annual bonus, and a pro-rated annual bonus payout at termination for the year ended December 31, 2023.
(i) Represents one times Mr. Hamilton's base salary and one times annual bonus payout at termination for the year ended December 31, 2023.

CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2023, our last completed fiscal year:
●    The median of the annual total compensation of all employees of our company (other than our CEO), was $67,449; and
●    The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $13,924,693.
Based on this information, for 2023 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 206 to 1.
Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure
In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.
1.    We selected December 31, 2023, which is within the last three months of 2023, as the date upon which we would identify the median employee.
2.    We determined that, as of December 31, 2023, our employee population consisted of approximately 10,800 individuals working at iHeartMedia and its consolidated subsidiaries.
3.    For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2023.
4.    We gathered our total cash compensation information for the twelve-month period ended December 31, 2023 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. For employees outside of the US, we converted local currency values into United States Dollars utilizing the final exchanges rates from December 31, 2023. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee.
5.    Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,449. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.
We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

PAY VS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2023, 2022, 2021, and 2020 and our financial performance for each such fiscal year:

Year	Summary Compensation Table for PEO	Compensation Actually Paid to PEO(a)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs(a)	Value of Initial Fixed $100 Investment Based on		Net Income ($000s)	Adjusted EBITDA ($000s)(c)
					Total Shareholder Return	Peer Group Total Shareholder Return(b)
2023	$13,924,693	$9,699,132	$4,876,819	$3,520,986	$16	$15	$(1,100,339)	$696,598
2022	$16,302,333	$(5,160,511)	$5,418,525	$(693,539)	$36	$17	$(262,670)	$950,288
2021	$8,768,653	$19,396,713	$3,060,630	$6,006,398	$124	$59	$(158,389)	$811,133
2020	$5,316,640	$2,399,270	$2,008,134	$1,252,530	$77	$52	$(1,915,222)	$538,673
(a) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
2022	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
2021	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
2020	Robert Pittman	Richard Bressler	Michael McGuinness	Paul McNicol	Scott Hamilton
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows(1):

Adjustments	2023
	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(8,000,000)	$(2,465,092)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$7,689,976	$2,369,556
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(2,980,086)	$(975,524)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(935,451)	$(284,773)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—
Total Adjustments	$(4,225,561)	$(1,355,833)
(1) The fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the 2020, 2021, 2022 and 2023 fiscal years. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant-date fair values were estimated using Black-Scholes. Subsequent valuations at the end of each fiscal year and as of each vest date are performed using a lattice model, as the latter provides a better estimate of options that are no longer at-the-money. For market-based restricted stock units, fair values were estimated using a Monte Carlo simulation model, using assumptions that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

(b) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) comprised of other radio companies including Cumulus Media, Beasley Broadcast Group, and Audacy, Inc. as presented in our 2023 Annual Report on Form 10-K.
(c) Adjusted EBITDA is a non-GAAP measure that is defined in the Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.

Relationship between Financial Performance Measures
The graphs below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our Adjusted EBITDA, (ii) our Net Income/(Loss), (iii) our cumulative TSR, and (iv) our Peer Group TSR, in each case, for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Returns
Compensation Actually Paid
Total Shareholder Returns
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
$140
$120
$100
$80
$60
$40
$20
$—
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
iHeart TSR
Peer Group TSR

Compensation Actually Paid versus Net Loss
Compensation Actually Paid
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Net Loss
$—
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
$(2,500,000)
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Loss ($000s)

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid
Adjusted EBITDA
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$—
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Adjusted EBITDA

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023. For a description of how we calculate Adjusted EBITDA and Adjusted Free Cash Flow, see "Supplemental Disclosure Regarding Non-GAAP Financial Information" in Annex A.

•Adjusted EBITDA
•Adjusted Free Cash Flow
•Total Shareholder Return

For additional details regarding our most important financial performance measures, please see the sections titled “–Short-Term Cash Incentives” and “–Long-Term Incentive Compensation” in our CD&A elsewhere in this proxy statement.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding under our equity compensation plans as of December 31, 2023:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column A)
Equity compensation plans approved by security holders (b)	11,376,929	$—	7,792,340
Equity compensation plan not approved by security holders (c)	7,421,586	$16.22	—
Total(d)	18,798,515	$16.22	7,792,340
(a) The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.
(b) Represents the 2021 Long-Term Incentive Award Plan.
(c) Represents the 2019 Plan which was adopted in connection with the Emergence. No additional awards may be made under the 2019 Plan.
(d) This number includes shares subject to outstanding awards granted, of which 7,187,908 shares are subject to outstanding options and 11,610,607 shares are subject to outstanding RSUs and PSUs.

2019 Plan
Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the 2019 Plan in connection with our Emergence. No additional awards may be made under the 2019 Plan. However, outstanding awards prior to the termination of the 2019 Plan continue to be governed by such plan. The 2019 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act.
Awards
The 2019 Plan previously provided for the grant of nonqualified options and RSUs. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award.
Certain Transactions
In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the 2019 Plan, then the Board will make equitable adjustments to the 2019 Plan and outstanding awards subject to the terms of the 2019 Plan. The Board also has broad discretion to take similar action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,
In the event of a change in control (as defined in the 2019 Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.
Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments
The plan administrator may determine award terms and conditions otherwise inconsistent with the 2019 Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the 2019 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.
Plan Amendment and Termination
The Board may amend the 2019 Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the 2019 Plan. As noted above, the 2019 Plan terminated in April 2021 in connection with the adoption of our 2021 Long-Term Incentive Award Plan. As such, we are not able to grant future awards under the 2019 Plan; however, the terms and conditions of the 2019 Plan continue to govern any outstanding awards thereunder.

DIRECTOR COMPENSATION
The individuals who served as members of our Board during 2023 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.
The following describes the compensation program we maintained for our non-employee directors in 2023.
2023 Director Compensation
On May 18, 2023, our Board adopted the iHeartMedia, Inc. Non-Employee Director Compensation Program (the “Director Compensation Program”) in order to memorialize our non-employee director compensation program for 2023 and beyond. The Director Compensation Program provides for annual retainer fees and long-term equity awards for our non-employee directors. The material terms of our Director Compensation Program are described below and reflect the compensation paid to our non-employee directors for the full 2023 fiscal year.

Cash Compensation:

Board Membership	$150,000
Lead Independent Director	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$15,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
N&CG Committee Chair	$20,000
N&CG Committee Member	$7,500

Equity Compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on our Board automatically will be granted, on the date on which such non-employee director is appointed or elected to serve on our Board, an RSU award with a value of approximately $150,000, multiplied by a fraction (i) the numerator of which is the difference between 365 and the number of days from the date of the immediately preceding annual meeting of the Company’s stockholders through the election or appointment date and (ii) the denominator of which is 365. These initial grants will vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on our Board as of the date of the annual meeting of the Company’s stockholders each calendar year will be granted, on such annual meeting date, an RSU award with a value of approximately $150,000. Each annual grant will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company's stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.
Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2023.

Director Deferred Compensation
Effective as of July 1, 2022, our Board adopted the Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to (i) receive all or a portion of their annual cash retainers (excluding any cash retainers for service on a committee) earned under the Director Compensation Program in the form of fully vested RSUs, which may be deferred and (ii) defer the settlement of all or a portion of any annual RSU awards granted under the Director Compensation Program.
With respect to 2023, Messrs. Englebardt and Gerstner each elected to defer 100% of their annual cash retainers and RSU awards earned or granted under the Director Compensation Program; Mses. Mills and Monteagudo elected to defer their 2023 annual RSU award.

2023 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2),(3)	All Other Compensation	Total
Samuel E. Englebardt	$25,000	$224,998	$—	$249,998
Brad Gerstner	$25,000	$224,998	$—	$249,998
Cheryl Mills	$180,000	$149,999	$—	$329,999
Graciela Monteagudo	$165,000	$149,999	$—	$314,999
James A. Rasulo	$42,500	$349,997	$—	$392,497
Kamakshi Sivaramakrishnan	$167,500	$149,999	$—	$317,499
(1) Amounts reflect the cash retainer fees earned by our non-employee directors in 2023, including any cash retainer fees elected to be deferred under the Deferred Compensation Plan.
(2) The amounts shown for the directors for 2023 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2023, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU awards made to directors in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 29, 2024.
(3) The following table shows the aggregate number of outstanding unvested RSU awards held as of December 31, 2023 by each non-employee director.

Name	RSU Awards Outstanding at 2023 Fiscal Year End
Samuel E. Englebardt	54,744
Brad Gerstner	54,744
Cheryl Mills	54,744
Graciela Monteagudo	54,744
James A. Rasulo	54,744
Kamakshi Sivaramakrishnan	54,744

Relationship of Compensation Policies and Programs to Risk Management

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of April 12, 2024 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.
The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1)		Class B Common Stock(2,3)		Special Warrants(2,4)		Combined Beneficial Ownership(5)	Fully Converted(6)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage
5% Class A Stockholders(7)
Pacific Investment Management Company LLC ("PIMCO")(8)	22,564,505	18.3%	2,606,005	12.2%	—	—%	20.0%	16.8%
Global Media & Entertainment Investments Ltd(9)	18,140,000	14.7%	—	—%	—	—%	14.7%	12.1%
BlackRock, Inc.(10)	8,291,404	6.7%	—	—%	—	—%	6.7%	5.5%
Douglas Lane and Associates, LLC(11)	7,759,971	6.3%	—	—%	—	—%	6.3%	5.2%
The Vanguard Group, Inc.(12)	6,376,979	5.2%	—	—%	—	—%	5.2%	4.3%
Oak Hill Advisors, L.P.(13)	3,880,530	3.1%	—	—%	4,761,000	94.4%	6.7%	5.8%
(1) Applicable percentage of ownership for each holder is based on 123,416,668 shares of Class A common stock outstanding on April 12, 2024.
(2) This table reflects all Class B common stock and Special Warrants that are currently convertible or convertible on or before June 11, 2024 into Class A common stock in compliance with certain ownership limitations imposed by our certificate of incorporation and/or FCC regulations in effect as of April 12, 2024. Pursuant to our certificate of incorporation, in certain circumstances, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity.
(3) Applicable percentage of ownership for each holder is based on 21,346,613 shares of Class B common stock outstanding on April 12, 2024.
(4) Applicable percentage of ownership for each holder is based on 5,043,336 Special Warrants outstanding on April 12, 2024.
(5) Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act. The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before June 11, 2024 in compliance with certain ownership limitations imposed by FCC regulations or our certificate of incorporation as of April 12, 2024.
(6) Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock, including any securities that are not currently convertible or convertible on or before June 11, 2024 in compliance with FCC Regulatory Limitations in effect as of April 12, 2024. Applicable percentage of ownership for each holder is based on 123,416,668 shares of Class A common stock outstanding, 21,346,613 shares of Class B common stock outstanding and 5,043,336 Special Warrants outstanding on April 12, 2024.
(7) In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.
(8) As reported on Schedule 13G/A filed on February 12, 2024 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2023. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 25,170,510 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 22,552,941 of such shares. The total reported shares of Class A common stock beneficially owned are comprised of 22,564,505 shares of Class A common stock and 2,606,005 shares of Class B common stock convertible into Class A common stock on or before June 11, 2024 in compliance with FCC Regulatory Limitations in effect as of April 12, 2024. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.
(9) As reported on Schedule 13D/A filed on May 9, 2022 with respect to beneficial ownership of the Company’s Class A common stock as of May 9, 2022. The securities reported were reported as beneficially owned by Global Media & Entertainment Investments Ltd (formerly known as Honeycomb Investments Limited), a company organized under the laws of the Bahamas (“Global”), as to the Shares directly owned by it; The Global Media & Entertainment Investments Trust (formerly known as The Honeycomb Trust), a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Global; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Global and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. The principal business address of Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.
(10) As reported on Schedule 13G/A filed on January 26, 2024 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2023. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 8,068,288 shares of the Company’s Class A common stock and sole dispositive power with respect to all of the securities reported. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(11) As reported on Schedule 13G filed on January 9, 2024 with respect to beneficial ownership of the Company’s Class A common stock on September 30, 2023. The securities reported are beneficially owned by Douglas Lane and Associates, LLC, which has sole voting power with respect to 265,000 shares of the Company’s Class A common stock and sole dispositive power with respect to all of the securities reported. The business address of Douglas Lane and Associates, LLC is One Dag Hammarskjold Plaza, 885 Second Avenue, 42nd Floor, New York, NY 10017.
(12) As reported on Schedule 13G/A filed on February 13, 2024 with respect to beneficial ownership of the Company’s Class A common stock on December 29, 2023. The securities reported are beneficially owned by The Vanguard Group, Inc., which has shared voting power with respect to 101,690 shares of the Company’s Class A common stock, sole dispositive power with respect to 6,180,549 shares of the Company’s Class A common stock and shared dispositive power with respect to 196,430 shares of the Company’s Class A common stock. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.
(13) As reported on Schedule 13G filed on February 13, 2023 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2022. The Schedule 13G is filed on behalf of Oak Hill Advisors, L.P., a Delaware limited partnership ("OHA"), as investment adviser to certain funds and client accounts (directly or through an affiliate) (together, the "Oak Hill Funds"), with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of Special Warrants directly held by the Oak Hill Funds. The securities reported are held by Oak Hill Funds, which has sole voting power and dispositive power with respect to 8,641,530 shares of Class A Common Stock, including 4,761,000 shares of Class A Common Stock issuable upon exercise of Special Warrants. The business address of the reporting person is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the DGCL.
The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 12, 2024, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under RSUs that will vest and stock options that will be exercisable on or before June 11, 2024, are deemed beneficially owned for computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)
	Number	Percentage
Named Executive Officers and Directors
Robert W. Pittman(2)	3,720,949	2.9%
Richard J. Bressler(3)	3,211,103	2.6%
Brad Gerstner(4)	170,605	*
Samuel E. Englebardt(5)	120,504	*
Cheryl Mills(6)	103,944	*
Graciela Monteagudo(7)	79,611	*
James A. Rasulo(8)	233,914	*
Kamakshi Sivaramakrishnan(9)	118,330	*
Jordan R. Fasbender(10)	119,105	*
Michael B. McGuinness(11)	223,534	*
Scott D. Hamilton(12)	33,229	*
All executive officers and directors as a group (11 individuals)(13)	8,134,828	6.3%
* Less than 1%.
(1) Applicable percentage of ownership for each holder is based on 123,416,668 shares of Class A common stock outstanding on April 12, 2024.
(2) Represents 1,450,823 shares of Class A common stock, stock options that have vested or will vest by June 11, 2024 representing the right to purchase 1,794,210 shares of Class A common stock and 454,184 RSUs that will vest by June 11, 2024 that are held by Mr. Pittman and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.
(3) Represents 962,709 shares of Class A common stock, stock options that have vested or will vest by June 11, 2024 representing the right to purchase 1,794,210 shares of Class A common stock and 454,184 RSUs that will vest by June 11, 2024 that are held by Mr. Bressler.
(4) Represents 51,315 shares of Class A common stock, 65,546 deferred stock units ("DSUs") that may be settled by June 11, 2024 and 54,744 unvested DSUs that will vest and may be settled by June 11, 2024 that are held by Mr. Gerstner.
(5) Represents 1,214 shares of Class A common stock, 64,546 DSUs that may be settled by June 11, 2024 and 54,744 unvested DSUs that will vest and may be settled by June 11, 2024 that are held by Mr. Englebardt.
(6) Represents 49,200 shares of Class A common stock and 54,744 RSUs that will vest by June 11, 2024 that are held by Ms. Mills.
(7) Represents 6,280 shares of Class A common stock, 18,587 DSUs that may be settled by June 11, 2024 and 54,744 RSUs that will vest by June 11, 2024 that are held by Ms. Monteagudo.
(8) Represents 179,170 shares of Class A common stock and 54,744 RSUs that will vest by June 11, 2024 that are held by Mr. Rasulo.
(9) Represents 63,586 shares of Class A common stock and 54,744 RSUs that will vest by June 11, 2024 that are held by Ms. Sivaramakrishnan.
(10) Represents 24,875 shares of Class A common stock, stock options that have vested or will vest by June 11, 2024 representing the right to purchase 33,625 shares of Class A common stock and 60,605 RSUs that will vest by June 11, 2024 that are held by Ms. Fasbender.
(11) Represents 94,201 shares of Class A common stock, stock options that have vested or will vest by June 11, 2024 representing the right to purchase 41,700 shares of Class A common stock and 117,865 RSUs that will vest by June 11, 2024 that are held by Mr. McGuinness.
(12) Represents 16,146 shares of Class A common stock, stock options that have vested or will vest by June 11, 2024 representing the right to purchase 13,750 shares of Class A common stock and 3,333 RSUs that will vest by June 11, 2024 that are held by Mr. Hamilton.
(13) Represents 2,899,519 shares of Class A common stock, vested stock options representing the right to purchase 3,677,493 shares of Class A common stock, and 1,388,405 unvested RSUs that will vest by June 11, 2024 held by our directors and executive officers as a group as of April 12, 2024, 147,679 DSUs held by our directors that may be settled by June 11, 2024, and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2023 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Relationships and Transactions
As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease (as amended from time to time, the "Lease") with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On March 22, 2023, following prior review and approval by the Company’s Audit Committee, we extended the Lease until June 1, 2026. The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease with all-in costs for leasing similar aircraft from third-party providers. The Lease provides that we pay a monthly lease payment of $41,477 during the term of the Lease. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the year ended December 31, 2023, we paid FalconAgain $746,580.

Policies and Procedures for Related Person Transactions
We have adopted formal written policies and procedures for the review, approval or ratification of certain related person transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our current executive officers (as of April , 2024):

Name	Age	Position
Robert W. Pittman	70	Chief Executive Officer and Chairman
Richard J. Bressler	66	President, Chief Financial Officer, Chief Operating Officer and Director
Michael B. McGuinness	47	Executive Vice President – Finance and Deputy Chief Financial Officer
Jordan R. Fasbender	41	Executive Vice President, General Counsel and Secretary
Scott D. Hamilton	54	Senior Vice President, Chief Accounting Officer and Assistant Secretary
(1) See “Proposal One—Election of Directors” for more information about Mr. Pittman and Mr. Bressler
Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”
Richard J. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”
Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness hold a B.S. from the State University of New York, Albany and is a Certified Public Accountant.
Jordan R. Fasbender has served as our Executive Vice President, General Counsel and Secretary of iHeartMedia since January 2021. Ms. Fasbender previously served as our Executive Vice President, Deputy General Counsel and Secretary from July 2019 to December 2021. From September 2013 to June 2019, Ms. Fasbender served as Senior Vice President and Associate General Counsel at Twenty-First Century Fox, Inc., an entertainment and media company. From September 2008 to July 2013, Ms. Fasbender was an Associate at Weil, Gotshal & Manges LLP, an international law firm. Ms. Fasbender holds a B.A from Emory University and a J.D. from Fordham School of Law.
Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A. degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING OF STOCKHOLDERS
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
The Record Date for the Annual Meeting is April 12, 2024. You are entitled to vote at the Annual Meeting only if you are a Class A or Class B stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are only entitled to vote on Proposal 4 and are not entitled to vote on any other matter before the Annual Meeting. At the close of business on April 12, 2024, there were 123,416,668 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting and 21,346,613 shares of Class B common stock issued and outstanding and entitled to vote on Proposal 4 at the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of April 12, 2024, such holders will not be entitled to vote on any matters at the Annual Meeting, other than Proposal 4 for holders of Class B common stock.
AM I ENTITLED TO VOTE IF I HOLD SPECIAL WARRANTS?
The holders of our Special Warrants issued in connection with our Emergence are not entitled to vote on any matter before the Annual Meeting.
WHY HAVE I RECEIVED A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS”?
As permitted by SEC rules, we are making this proxy statement and our 2023 Annual Report available to certain of our stockholders electronically via the Internet. On or about April , 2024, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”) containing instructions on how to access this proxy statement and our 2023 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2023 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained on the Internet Notice.
WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A quorum must be present at the Annual Meeting for any business to be conducted. In order for there to be a quorum for the transaction of business at the Annual Meeting, there must be (i) the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting, including Class A common stock and Class B common stock, and (ii) the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of Class A common stock of the Company entitled to vote at the meeting.
WHO CAN ATTEND AND VOTE AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS?
Class A stockholders and Class B stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2024. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin 15 minutes before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?
We believe a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting also improves communications, reduces negative environmental impact and reduces costs for our stockholders and the Company compared to an in person meeting. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2024. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.
WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2023 Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2024 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on June 4, 2024 and enter your 16-digit control number. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
●    irrelevant to the business of the Company or to the business of the Annual Meeting;
●    related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
●    related to any pending, threatened or ongoing litigation;
●    related to personal grievances;
●    derogatory references to individuals or that are otherwise in bad taste;
●    substantially repetitious of questions already made by another stockholder;
●    in excess of the two question limit;
●    in furtherance of the stockholder’s personal or business interests; or
●    out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2024 Annual Meeting of Stockholders?”.
WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR MORE THAN ONE INTERNET NOTICE?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.
HOW CAN I OBTAIN A PAPER COPY OF THE 2023 ANNUAL REPORT?
We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including consolidated financial statements but not including exhibits, to each of our stockholders of record on April 12, 2024, and to each beneficial stockholder on that date upon written request made to Jordan R. Fasbender, Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?
We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:
●    by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
●    by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
●    by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on June 4, 2024. We encourage stockholders to submit their proxy via telephone or the Internet.
If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:
●    by submitting a duly executed proxy bearing a later date;
●    by granting a subsequent proxy through the Internet or telephone;
●    by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or
●    by voting during the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.
WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2025 annual meeting of stockholders	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.
Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2024	Majority of votes cast	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.
Proposal No. 4: To approve an amendment to our Fifth Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the extent permitted by the DGCL	1) Majority of all outstanding shares of Class A common stock 2) Majority of all outstanding shares of Class A common stock and Class B common stock, voting together as a single class	Abstentions and broker non-votes will have the effect of votes against this proposal.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on Proposals 2 and 3. Abstentions will have the effect of votes against Proposal 4.
WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as Proposals One, Three, and Four. Broker non-votes count for purposes of determining whether a quorum is present.
WHERE CAN I FIND THE VOTING RESULTS OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS?
We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION
Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December , 2024. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Jordan R. Fasbender.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2025 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on March 7, 2025 and not before the opening of business on February 5, 2025. However, if the 2025 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2024 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2025 annual meeting of stockholders.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, any notice of director nomination submitted to the Company must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Householding of Annual Meeting Materials
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.
Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2023, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 12, 2024, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO JORDAN R. FASBENDER, SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, General Counsel and Secretary
San Antonio, TX
April , 2024

Annex A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net loss, adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Loss on investments, net, Gain on extinguishment of debt, Other expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net (loss) income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net (loss) income, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company's Consolidated Statements of Cash Flows. We define Adjusted Free Cash Flow as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Adjusted Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Adjusted Free Cash Flow. In addition, we believe that Free Cash Flow and Adjusted Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies.

Since Free Cash Flow and Adjusted Free Cash Flow are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Adjusted Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2023	2022
Operating income (loss)	$(797,311)	$56,860
Depreciation and amortization	428,483	445,664
Impairment charges	965,087	311,489
Other operating expense, net	4,361	24,998
Share-based compensation expense	35,625	35,457
Restructuring expenses	60,353	75,821
Adjusted EBITDA	$696,598	$950,289

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2023	2022
Net loss	$(1,100,339)	$(262,670)
Income tax (benefit) expense	(62,338)	4,719
Interest expense, net	389,775	341,674
Depreciation and amortization	428,483	445,664
EBITDA	$(344,419)	$529,387
Loss on investments, net	28,130	1,045
Gain on extinguishment of debt	(56,724)	(30,214)
Other expense, net	655	2,295
Equity in loss of nonconsolidated affiliates	3,530	11
Impairment charges	965,087	311,489
Other operating expense, net	4,361	24,998
Share-based compensation expense	35,625	35,457
Restructuring expenses	60,353	75,821
Adjusted EBITDA	$696,598	$950,289

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow including net proceeds from real estate sales

(In thousands)	Year Ended December 31,
	2023	2022
Cash provided by operating activities	$213,062	$420,075
Purchases of property, plant and equipment	(102,670)	(160,969)
Free cash flow	$110,392	$259,106
Net proceeds from real estate sales(1)	7,528	32,335
Free cash flow including net proceeds from real estate sales (Adjusted Free Cash Flow)	$117,920	$291,441
(1) During the years 2023 and 2022, we deployed significant capital expenditures to accelerate the proactive streamlining of our real estate footprint aimed at reducing our structural cost base. This initiative has succeeded in making certain real estate assets redundant, enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures.

Annex B-1

AMENDMENT TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 8.1. Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director or officer violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Annex B-2

AMENDMENT TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(Marked to show changes)

Section 8.1. Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless ~~a~~ such director or officer violated ~~its~~ their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from ~~its~~ their actions as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED APRIL 15, 2024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IHRT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V43328-P06154 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

IHEARTMEDIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of the following eight director nominees, each for a one-year term ending at the 2025 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert W. Pittman
02) James A. Rasulo
03) Richard J. Bressler
04) Samuel E. Englebardt
05) Brad Gerstner
06) Cheryl Mills
07) Graciela Monteagudo
08) Kamakshi Sivaramakrishnan

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V43329-P06154

IHEARTMEDIA, INC.
Annual Meeting of Stockholders
June 5, 2024 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and Jordan R. Fasbender, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on June 5, 2024, via a live webcast at www.virtualshareholdermeeting.com/IHRT2024, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED APRIL 15, 2024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IHRT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V43330-P06154

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IHEARTMEDIA, INC.

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V43331-P06154

IHEARTMEDIA, INC.
Annual Meeting of Stockholders
June 5, 2024 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and Jordan R. Fasbender, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class B common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on June 5, 2024, via a live webcast at www.virtualshareholdermeeting.com/IHRT2024, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (y) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side